As filed with the Securities and Exchange Commission on January 10, 2005
                                                     Registration No. 333-117610
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                               AMENDMENT NO. 4 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                NANOSENSORS, INC.
           (Name of Small Business Issuer as specified in its charter)

           NEVADA                        3829                     200452700
(State or other jurisdiction   Primary Standard Industrial    (I.R.S. Employer
    of incorporation or        Classification Code Number    Identification No.)
        organization)
                           1800 WYATT DRIVE, SUITE #2
                              SANTA CLARA, CA 95054
                                 (408) 855-0051
   (Address and telephone number of registrant's principal executive offices)

                                DR. TED WONG, CEO
                                NANOSENSORS, INC.
                           1800 WYATT DRIVE, SUITE #2
                              SANTA CLARA, CA 95054
                                 (408) 855-0051

                      (Address of principal place business)

      Copies of all communications to agent for service should be sent to:
                             ELLIOT H. LUTZKER, ESQ.
                               ROBINSON & COLE LLP
                          885 THIRD AVENUE, SUITE 2800
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: (212) 451-2906
                            FACSIMILE: (212) 451-2999

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                           CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                    Proposed maximum     Proposed maximum
Title of each class of           Amount to be        offering price     aggregate offering          Amount of
securities to be registered       registered           per share               price            registration fee
--------------------------------------------------------------------------------------------------------------------
Common stock, par value,         100,000 (1)              $.05                $5,000                  $0.64
$.001 per share
--------------------------------------------------------------------------------------------------------------------
Common stock, par value,
$.001 per share                100,000 (3)(10)            $.25                $25,000                 $3.17
--------------------------------------------------------------------------------------------------------------------
Common stock, par value,
$.001 per share               2,750,000 (4)(10)         $.20 (2)           $550,000 (2)              $69.69
--------------------------------------------------------------------------------------------------------------------
Class A Warrants              2,750,000 (5)(10)           (11)                 (11)                   (11)
--------------------------------------------------------------------------------------------------------------------
Common stock, par value,
$.001 per share               2,750,000 (6)(10)           $.30               $825,000                $104.53
--------------------------------------------------------------------------------------------------------------------
Common stock, par value,
$.001 per share               1,375,000 (7)(10)           $.20               $275,000                $34.84
--------------------------------------------------------------------------------------------------------------------
Class A Warrants              1,375,000 (8)(10)           (11)                 (11)                   (11)
--------------------------------------------------------------------------------------------------------------------
Common stock, par value,
$.001 per share               1,375,000 (9)(10)           $.30               $412,500                $52.27
--------------------------------------------------------------------------------------------------------------------
Total                                                                                               $ 265.14
============================================================================================= ======================

(1) Issued in connection with the Company's Rule 504 Regulation D financing in April 2004.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457 (c), based on the last sale price of the registrant's common stock in a private placement.

(3) In connection with the Company's February 28, 2004 bridge financing, two investors were granted warrants to purchase an aggregate of 100,000 shares of Common Stock exercisable at $.25 per share, subject to adjustment, for five years.

(4) Pursuant to the Company's private placement which commenced in and was completed on April 26, 2004, the Company issued an aggregate of 2,750,000 units at $.20 per unit, or an aggregate of $550,000, each unit consisting of one share of Common Stock, and one Class A warrant to purchase one share of Common Stock at $.30 per share.

(5) Class A Warrants included in 2,750,000 units described in Note (4) above, at $.30 per share.

(6) Represents shares issuable upon exercise of Class A Warrants included in 2,750,000 units described in Note (4) above.

                                       ii

(7)      In connection with the Company's private placement described in Note
         (4) above, the Company issued to its placement agent warrants to purchase at $.20 per unit, an aggregate of 1,375,000 units, identical to the units described in note (4) above. An aggregate of 2,750,000 shares of Common Stock are included in the units issuable to the placement agent, each unit consisting of one share of Common Stock, and one Class A warrant to purchase one share of Common Stock at $.30 per share.

(8)      Included in the units issuable to the placement agent set forth in note
         (7) above.

(9) Represents shares issuable upon exercise of the Class A Warrants included in the units issuable to the placement agent.

(10) Pursuant to Securities Act Rule 416, there are also being registered such indeterminable number of additional shares of common stock as may become issuable pursuant to anti-dilution provisions contained in the warrants.

(11) Pursuant to Securities Act Rule 457(i) no additional registration fee is required for these warrants being registered as part of the units purchased, since no additional consideration was paid for them.


================================================================================


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.


                                       iii


The information contained in this prospectus is not complete and may be changed.
These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS


                  SUBJECT TO COMPLETION - DATED JANUARY 10, 2005


                                NANOSENSORS, INC.

                        8,450,000 SHARES OF COMMON STOCK
                           4,125,000 CLASS A WARRANTS

         This prospectus relates to the offering of up to 8,450,000 shares of common stock, consisting of: 2,850,000 shares of common stock issued and outstanding, 2,750,000 shares issuable upon exercise of outstanding Class A
Warrants, 100,000 shares issuable upon exercise of bridge warrants, and an aggregate of 2,750,000 shares issuable upon full exercise of Placement Agent
Warrants, including the exercise of 1,375,000 Class A Warrants issuable thereunder. Also being offered are 2,750,000 Class A Warrants issued in our private placement and 1,375,000 Class A Warrants issuable upon exercise of Placement Agent Warrants. The shares and warrants are being offered for the account of the shareholders identified in the "Selling Stockholders" section of this prospectus.

         The selling shareholders will sell their common stock and Class A
Warrants at a fixed price of $0.30 and $.05, respectively, until our securities are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Thus, the Class A Warrants will continue being sold at the fixed price of $.05 after the Common Stock quoted on the OTCBB. Notwithstanding the foregoing, the shares of common stock and Class A Warrants being offered by Robert Seguso, Michael Stone and Meyers Associates LP, persons who may be deemed to be statutory underwriters as such term is defined under the Securities Act of 1933, as amended, shall be offered at $0.30 and $.05, respectively, and these persons will conduct their offering at such fixed price for the duration of the offering. Furthermore, Meyers Associates L.P. is an underwriter which is an NASD member firm.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

THE SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS INVOLVE A HIGH DEGREE
OF RISK. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE
INVESTMENT. NANOSENSORS IS CONSIDERED TO BE IN UNSOUND FINANCAL CONDITION AND
YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" COMMENCING ON PAGE 7
FOR INFORMATION THAT SHOULD BE CONSIDERED IN DETERMINING WHETHER TO PURCHASE ANY
OF THE SECURITIES.

         An application will be made to list our common stock on the NASD
Over-The-Counter Bulletin Board ("OTCBB") after the effective date of this Prospectus. The fixed offering price of our Common Stock and Class A Warrants has been arbitrary determined by negotiations between the Company and the Selling Shareholders who may be deemed to be statutory underwriters. See "Risk
Factors" for a discussion of the factors considered in negotiations.


                 THE DATE OF THIS PROSPECTUS IS JANUARY 12, 2005



                             TABLE OF CONTENTS

                                                                            Page
                                                                            ----

INTRODUCTORY COMMENTS..........................................................3

SUMMARY .......................................................................3

WHERE YOU CAN FIND MORE INFORMATION............................................6

STATE SUITABILITY STANDARDS....................................................6

RISK FACTORS...................................................................7

        RISKS RELATED TO OUR BUSINESS..........................................7

        RISKS RELATED TO OUR SECURITIES.......................................16

CAPITALIZATION................................................................18

DILUTION .....................................................................18

USE OF PROCEEDS...............................................................19

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................21

BUSINESS......................................................................27

MANAGEMENT....................................................................35

SCIENTIFIC ADVISORY BOARD.....................................................36

PRINCIPAL STOCKHOLDERS........................................................39

SELLING STOCKHOLDERS..........................................................41

DESCRIPTION OF SECURITIES.....................................................45

SHARES ELIGIBLE FOR FUTURE SALE...............................................48

PLAN OF DISTRIBUTION..........................................................49

EXPERTS.......................................................................51

LEGAL MATTERS.................................................................52

GLOSSARY .....................................................................52


                                       2

INTRODUCTORY COMMENTS

USE OF NAMES

         Throughout this prospectus, the terms "we," "us," "our" and "our company" refer to NanoSensors, Inc. ("NanoSensors").

                                     SUMMARY

OUR COMPANY

         NanoSensors is a Nevada corporation incorporated on December 23, 2003.
Our Company's principal business is the development, manufacture and marketing of sensors and instruments along with the management of intellectual property, which will emanate therefrom. These sensors are designed to detect specific levels of targeted specific biological, chemical and explosive ("B-C-X") agents in areas that are a risk in the post 9/11-era. Our technology operates in the nano-scale (the measurement of matter where a nano meter is the millionth part of a millimeter) of ten to the minus ninth meters and is sensitive to detect nano-scale molecules at a nano concentration of one part of the agent in a billion parts of air.

         NanoSensors believes there is a real need for products that can detect the existence of B-C-X agents in such places as airports, bus terminals, railway stations, government buildings and military installations.

         NanoSensors' Chief Scientist, Dr. Matthew Zuckerman, pioneered the first commercially successful "hybrid semiconductor" design for sensors for toxic gases in industrial and workplace venues. NanoSensors' technology development is supported by a Scientific Advisory Board that includes Dr. David
Tomanek, Professor of Biological Sciences at Michigan State University and
Donald MacIntyre, President of Multichip Assembly, Inc., manufacturer of sensor and semiconductor components.

         The principal corporate offices of NanoSensors, Inc., are located at 1800 Wyatt Drive, Suite #2, Santa Clara, California 95054. Our telephone number at this location is (408) 855-0051.


THE OFFERING

Shares of Common Stock outstanding as of
     December 1, 2004......................................           20,102,500
Shares of Common Stock outstanding and offered hereby......            2,850,000
Class A Warrants offered hereby............................            4,125,000

                                       3

         The selling shareholders will sell their common stock and Class A
Warrants at a fixed price of $0.30 and $0.05, respectively, until our securities are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices.

Shares issuable upon exercise of:

Class A Warrants .......................................               2,750,000
Bridge Warrants.........................................                 100,000
Placement Agent's Warrants..............................               2,750,000

Shares outstanding on a fully diluted basis.............              25,785,000

TERMS OF WARRANTS

         Each A Warrant entitles the holder to purchase one share of Common
Stock at any time prior to April 30, 2009. The A Warrants are exercisable at $.30 per share, subject to adjustment in certain circumstances to prevent dilution.

See "Description of Securities."

USE OF PROCEEDS

         There is presently no market for our common stock or warrants. There can be no assurance any of our warrants will be exercised. However, if all of the warrants outstanding as of the date of this Prospectus were to be exercised we would receive gross proceeds of $1,537,500. Such proceeds will be used for research and development, marketing and sales, general and administrative expenses and working capital purposes.

RISK FACTORS

         See "Risk Factors" including, but not limited to "Arbitrary Fixed
Offering Price" for a discussion of the risks involved in this offering.

SUMMARY FINANCIAL INFORMATION

         The summary financial information set forth below is derived from the more detailed audited and unaudited financial statements of NanoSensors appearing elsewhere in this prospectus. This information should be read in conjunction with such financial statements, including the notes to such financial statements, and the "Management's Discussion and Analysis or Plan of Operation" section of this prospectus.

                                       4

STATEMENT OF OPERATIONS DATA:

                                                                                           FOR THE PERIOD
                                                           MAY 1, 2004 TO                   DEC. 23, 2003
                                                           AUGUST 31, 2004             (DATE OF INCEPTION) TO
                                                           ---------------        ---------------------------------
                                                           (UNAUDITED)            APRIL 30, 2004    AUGUST 31, 2004
                                                                                                       (UNAUDITED)
General and administrative expenses .................           $62,103              $45,222                107,325
Researched development expenses......................           128,744              263,348                392,092
Loss before other income (expense)...................          (195,997)            (316,893)               512,890
Other income (expense)...............................            (1,269)             (17,812)                19,081
         Net Loss....................................          (197,266)           $(334,705)             $(531,971)
                                                               =========           ==========             =========

Net Income (loss) per basic
     and diluted shares .............................             $(.01)               $(.02)                 $(.03)

Weighted average number of common shares outstanding
                    Basic ...........................        17,423,000           17,396,000             17,448,000
                   Diluted...........................        21,555,000           21,521,000             21,574,000



Recent Developments

Although final numbers are not yet available, the Company estimates that during the four months ended December 31, 2004, it incurred a net loss aggregating approximately $200,000. Accordingly, the Company had an accumulated deficit estimated at approximately $732,000 at December 31, 2004, and losses are continuing to date. The Company had approximately $10,000 cash on hand and can continue to operate for about two months without additional financing. See
"Management's Discussion and Analysis or Plan of Operation."


BALANCE SHEET DATA:

                                                         AS OF             AS OF 2004
                                                     AUGUST 31, 2004    APRIL 30, 2004
                                                     ---------------   ----------------
                                                      (UNAUDITED)
Current assets.....................................     $119,395          $367,236

Total assets.......................................      211,922           464,913

Current liabilities................................      134,116           326,026

Total liabilities..................................      134,116           326,026

Deficit accumulated during the development stage...     (531,971)         (334,705)

Stockholders' equity ..............................       77,806           138,887

Working capital (deficit)..........................    $ (14,721)         $ 41,210

                       WHERE YOU CAN FIND MORE INFORMATION

         Stock market. We have asked to have our common stock traded on the OTCBB. If our stock is traded on the OTCBB, material filed by us will also be inspected and copied at the offices of the NASD, located at 9509 Key West Avenue, Rockville, MD 20850-3329.

         The Company. We will distribute annual reports to our stockholders, including financial statements examined and reported on by independent certified public accountants. We also will provide you without charge, upon your request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, or the registration statement we filed with the SEC registering for resale the shares of our common stock being offered pursuant to this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to NanoSensors, Inc., 1800 Wyatt Drive, Suite #2, Santa Clara, California 95054; telephone (408) 855-0051.

         We have filed a Registration Statement on Form SB-2 with the SEC registering under the Securities Act the common stock and warrants that may be distributed under this prospectus. This prospectus, which is a part of such registration statement, does not include all the information contained in the registration statement and its exhibits. For further information regarding us and our common stock and warrants, you should consult the registration statement and its exhibits.

         Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

                           STATE SUITABILITY STANDARDS

NOTICE TO CALIFORNIA RESIDENTS:

         Sales in the state of California are limited to investors with a combined annual income of $65,000 and a net worth of $250,000 or a minimum net worth of $500,000. An investor's "net worth" does not include homes, home furnishings and automobiles.

NOTICE TO OHIO RESIDENTS:

         Sales in the state of Ohio are limited to investors with an annual income of $65,000 and a net worth of $250,000, exclusive of homes, furnishings and automobiles or accredited investors as such term is defined in Rule 501 of Regulation D.

                                  RISK FACTORS

AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE THE SHARES OF OUR COMMON STOCK AND WARRANTS. WE HAVE DISCLOSED ALL KNOWN MATERIAL RISKS.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY TO EVALUATE OUR BUSINESS AND PROSPECTS

         We are a developmental stage company incorporated in December 2003 and have a limited operating history upon which you can evaluate our business and prospects. We are still in the research and development phase of developing the products described herein and therefore are a start-up company. As a result, we are unable to provide you with any information upon which you will be able to predict our future performance.

WE ARE SUBJECT TO THE RISKS ASSOCIATED WITH A NEW AND UNPROVEN BUSINESS UNTIL REVENUES ARE GENERATED TO SUPPORT A NEW BUSINESS

         We are subject to the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. Unless we are able to develop commercially saleable products and generate revenues, we will be unable to continue in business on a long-term basis. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new and unproven business until such time as we are able to generate revenues to support our business.

OUR LOSSES ARE EXPECTED TO CONTINUE FOR AN EXTENDED PERIOD OF TIME

         We will continue to incur losses from operations resulting primarily from costs related to product development. Because of our plans to continue research and development and invest in marketing and sales, prior to obtaining revenues we expect to incur losses for an extended period of time. Without additional funding, we will have to curtail or suspend operations unless we can guarantee sufficient revenues. We believe these expenditures are necessary to build and launch our proposed products and to penetrate the markets for our proposed products. If our revenue growth is slower than we anticipate or our operating expenses are greater than we expect, our losses will be significantly greater. We would then not be able to continue in business without additional funding.

WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN

         Our accountants issued a qualified report on our financial statements as of and for the period December 23, 2003 (inception) to April 30, 2004. The report states that NanoSensors is currently in the development stage and the Company will need to generate additional working capital for its planned activities and to service its debt. This raises substantial doubt about our ability to continue as a going concern. See "Independent Auditor's Report" and
Note 8 of Notes to NanoSensors Financial Statements.

WE WILL NEED ADDITIONAL FINANCING TO DEVELOP OUR PROPOSED PRODUCTS AND TO MEET OUR CAPITAL REQUIREMENTS

         We expect to incur losses from our operations resulting primarily from costs related to product development, such as research, development, marketing and sales of our proposed products. These expenditures are necessary in order for us to build and launch our products and to penetrate the markets for our products. We have funded our operating activities primarily through sales of equity and debt securities to our founders, individual and corporate accredited investors, and equity issued for services and a license. As long as we continue to incur negative cash flow from our operations, we may exhaust our capital resources without additional funding. There can be no assurance that any of the Class A Warrants will be exercised. Therefore, we will need additional financing to develop our proposed products and meet our future capital requirements. We currently have no arrangements to obtain additional financing and we will be dependent upon sources such as:

         -  our future earnings, if any;
         - the availability of funds from private sources such as, loans and additional private placements, and
         - the availability of raising funds through an additional public offering.

         In view of our lack of an operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous to us and/or would be expected to be dilutive to our existing shareholders. If adequate funds are not available from operations or additional sources of financing, we may have to curtail or suspend our operations.

OUR BUSINESS PROSPECTS ARE DEPENDENT UPON A SINGLE BUSINESS

         As a result of our limited resources, the prospects for our initial success will be entirely dependent upon the future performance of a single business. If we are unsuccessful in our initial efforts, we may cease operations and you may lose your entire investment. Unlike certain entities that have the resources to operate in multiple industries or multiple segments of a single industry, we do not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY REDUCTIONS IN FUNDING BY GOVERNMENT AGENCIES

         Our business will be significantly dependent upon purchases of our products by government agencies, such as the United States Department of Transportation (including the Federal Aviation Administration (the FAA)) and airport authorities, the State Department, the United States military, domestic and foreign customs agencies, law enforcement agencies and correctional facilities. A reduction of government funding for security efforts or drug interdiction could materially and adversely affect our future business, financial condition and results of operations. There can be no assurance that funding for the purchase of such equipment will be continued or as to the level of such funding. Budgetary allocations for detection equipment are dependent, in part, upon government policies that fluctuate from time to time in response to political and other factors, including the public's perception of the threat of airline bombings and other terrorist acts.

         We expect that a substantial portion of current and anticipated purchases of advanced detection equipment will continue to be made by government agencies with appropriated funds. However, we cannot be certain whether or when funds will be appropriated or allocated to or by any United States or other government agency for the purchase of detection equipment. A substantial amount of the funds appropriated to date have been and amounts appropriated in the future will continue to be used to purchase equipment utilizing other technologies, such as enhanced x-ray, CATSCAN and other bulk imaging technologies. Accordingly, there can be no assurance as to the amount that will ultimately be spent on the purchase of particle detection equipment or as to the number of our proposed products, if any, that will actually be purchased. In addition, there can be no assurance that our products will meet any certification or other requirements that may be adopted by any government agencies.

WE ANTICIPATE THAT THE SALES CYCLE FOR OUR PRODUCTS WILL BE LENGTHY, AND WE MAY EXPEND A SIGNIFICANT AMOUNT OF EFFORT TO OBTAIN SALES ORDERS AND NOT RECEIVE THEM

         We anticipate that the sales cycle of our products will be lengthy due to the protracted testing and approval process that typically will precede the purchase of our products by potential customers and the time required to manufacture and install our products. A significant amount of time may elapse while a potential customer evaluates our products. Another significant period of time may elapse while the customer performs on-site testing of our products before deciding whether to purchase a significant number of units. Additionally, more time may elapse while the potential customer endeavors to obtain funding, places orders and accepts delivery of our products. During the sales cycle we will expend substantial funds and management resources but recognize no immediate net revenues from such efforts. Our failure to obtain sales orders from customers after expending substantial funds and management resources trying to obtain orders may have a material adverse effect on our business, financial condition and results of operations.

OUR PROSPECTIVE REVENUES DEPEND ON MARKET ACCEPTANCE OF OUR PRODUCTS

         We expect to derive substantially all of our revenues from the sale of our proposed products for the detection of B-C-X agents. There can be no assurance that markets for our future products will develop as we expect, or that we will be able to capitalize on such market development. In the event that such markets for our proposed products do not develop as expected we may not have the funds necessary to change our marketing plan. Similarly, there can be no assurance that any markets that do develop will be sustained or that we will be able to derive revenue from such markets.

OUR FUTURE OPERATIONS DEPEND ON NEW PRODUCT DEVELOPMENT IN ORDER TO ATTRACT CUSTOMERS

         Our success is dependent upon our ability to develop or acquire new products and technologies that incorporate technological advances, keep pace with evolving industry standards and respond to changing customer requirements. If we are unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, our business, financial condition and results of operations would be materially and adversely affected.

         In addition, from time to time, we or our present or potential competitors may introduce new products, capabilities or technologies that have the potential to replace, shorten the life spans of, or render obsolete our products. There can be no assurance that we will be successful in convincing potential customers that our products are superior to such other systems or products, that new systems with comparable or greater performance, lower prices and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel existing or future orders for our products. Announcements of currently planned or other new products may cause customers to delay their purchasing decisions in anticipation of such products. Such delays could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO COMPETE AGAINST OUR COMPETITORS

         We expect to encounter competition in the sale of our products. Many of our potential competitors have substantially greater resources, manufacturing and marketing capabilities, research and development staff and production facilities than we expect to have. Some of these competitors have large existing installed bases of products with substantial numbers of customers. No assurance can be given that we will be able to compete when our products are first introduced or that our competitors will not develop technological innovations that will render our products obsolete.


GOVERNMENTAL AGENCIES HAVE SPECIAL CONTRACTING REQUIREMENTS THAT CREATE RISK OF LOSSES FROM SUSPENSION, DEBARMENT OR TERMINATION

         In contracting with United States and foreign federal, state and local agencies, we are subject to governmental contract requirements that vary from jurisdiction to jurisdiction. Future sales to such public agencies will depend, in part, on our ability to meet public agency contract requirements, certain of which may be difficult for us to satisfy.

         United States government contracts typically contain terms and conditions that may significantly increase our costs of doing business. These provisions include, among others, special accounting practices and the required adoption of certain socioeconomic policies. These contracts may be subject to modifications by the government at its sole discretion, such as a reduction in the scope of a contract. As a government contractor, we will be subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not. Any United States government agency's concerns over our performance under a contract or any pending litigation with the government may lead to a suspension or debarment which could prevent us from receiving new government contracts, any form of government assistance or government subcontracts for a period of up to three years. Such a suspension or debarment may result from the action of a single government agency based on our violations or suspected violations of laws or regulations. Any such action could result in a loss of business for which we have made substantial commitments in the past and would not expect to recover from future operations.

         A United States government agency may also generally terminate its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms or by failing to provide the government, upon request, with adequate assurances of future performance. Termination for convenience provisions generally enable us to recover only our costs incurred and committed, and settlement expenses and profit on the work completed prior to termination.

         In addition, we may have to enter into a competitive bidding process to obtain some government contracts. Even if we were awarded such a contract, the bidding for such contract may be protested by the losing bidders, which may result in substantial delays or cancellation of the awarded contract.

         As a government contractor, we are subject to greater scrutiny through periodic audits. Based on the results of its audits, the government may adjust our contract payments due to our failure to follow agreed upon accounting practices and collect interest for any overpayments. Although adjustments arising from government audits and reviews have not harmed our business in the past, future audits and reviews could cause adverse effects.


INTERNATIONAL BUSINESS; RISK OF CHANGE IN FOREIGN REGULATIONS; FLUCTUATIONS IN EXCHANGE RATES MAY CAUSE ADDITIONAL LOSSES

         In addition to marketing our product domestically, we intend to market our products to customers outside of the United States. As a result, we will be exposed to the risks of international business operations, including unexpected changes in foreign and domestic regulatory requirements, possible foreign currency controls, uncertain ability to protect and utilize our intellectual property in foreign jurisdictions, currency exchange rate fluctuations or devaluations, tariffs or other barriers, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors and potentially negative tax consequences. International sales are subject to certain inherent risks including embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. We will also be subject to risks associated with regulations relating to the import and export of high technology products. We cannot predict whether, or to what extent, quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products in the future will be implemented by the U.S. or any other country. There can be no assurance that any of these factors will not have a material adverse effect on our business, financial condition and results of operations.

OUR FUTURE OPERATIONS ARE DEPENDENT ON RETENTION OF AND DEPENDENCE ON KEY PERSONNEL

         Our performance is substantially dependent on the services and on the performance of Dr. Ted Wong, our Chief Executive Officer. The loss of the services of Dr. Wong or other key employees could have a materially adverse effect on our business, prospects, financial condition and results of operations. We intend to enter into a long-term employment agreement with Dr. Wong, and currently have no "Key Man" life insurance policy on his life. Our future success will also depend on our ability to identify, attract, hire, train, retain and motivate other highly technical, managerial, marketing and service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to attract and/or retain the necessary technical, managerial, marketing and customer service personnel could have a material adverse effect on our prospects, financial condition and results of operations.

ANY INABILITY OF OURS TO KEEP PACE WITH TECHNOLOGICAL ADVANCES AND EVOLVING INDUSTRY STANDARDS COULD RENDER OUR PROSPECTIVE PRODUCTS OBSOLETE

         We are operating in a new industry where the market for our products is characterized by continuing technological development, evolving industry standards and changing customer requirements. We expect to encounter increasing competition in our field. Therefore, it is likely that the pace of innovation and technological change will increase. The introduction of products by our direct competitors or others embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our prospective products obsolete, unmarketable or less competitive. Our success depends upon our ability to enhance existing products and services and to respond to changing customer requirements. Failure to develop and introduce new products and services, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements will harm our future revenues and our business and operating results.

OUR INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY COULD CAUSE OUR COMPETITORS TO COMPETE DIRECTLY WITH US DECREASING OUR REVENUES AND OPERATING RESULTS

         The success of our business depends on our ability to protect our intellectual property portfolio and obtain patents without infringing the proprietary rights of others. If we do not effectively protect our intellectual property, our business and operating results could be harmed.

         Patents may not be issued from our applications. Even if we are able to obtain patents covering our technology, the patents may be challenged, circumvented, invalidated or unenforceable. Competitors may develop similar technology or design around any patents issued to us or our other intellectual property rights. Our competitors would then be able to offer research services and develop, manufacture and sell products which compete directly with our research services and prospective products. In that case, our revenues and operating results would decline.

         We also seek to protect our technology and processes, in part, by confidentiality agreements with our collaborators, employees and consultants. We also do not provide broad access to our proprietary technologies and processes to collaborators. However, confidentiality agreements might be breached by collaborators, former employees or others, and in that event, we might not have adequate remedies for the breach. Further, our trade secrets might otherwise become known or be independently discovered by competitors. Unauthorized disclosure of our trade secrets could enable competitors to use some of our proprietary technologies. This would harm our competitive position and could cause our revenues and operating results to decline.

LITIGATION OR OTHER PROCEEDINGS OR THIRD PARTY CLAIMS OF INFRINGEMENT COULD REQUIRE US TO SPEND SIGNIFICANT TIME AND MONEY AND COULD SUBJECT US TO SIGNIFICANT LIABILITY AND SHUT DOWN SOME OF OUR OPERATIONS

         We may receive communications from others in the future asserting that our business or technologies infringe their intellectual property rights. If we became involved in litigation or interference proceedings declared by the United States Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States, to defend our intellectual property rights or as the result of alleged infringement of the rights of others, we might have to spend significant amounts of money. The litigation or proceedings could divert our management's time and efforts. An adverse ruling, including an adverse decision as to the priority of our inventions, would undercut or invalidate our intellectual property position. An adverse ruling could also subject us to significant liability for damages or prevent us from using or marketing systems, processes or products. Any of these events would have a negative impact on our business and operating results. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management's time and disruptions in our business. Uncertainties resulting from the initiation and continuation of any patent or related litigation could harm our ability to compete, pending resolution of the disputed matter.

         We believe we have taken adequate measures to assess the validity of our intellectual property rights. We are not currently involved in any disputes with third parties regarding intellectual property rights. However, we may become involved in intellectual property disputes or receive communications from others in the future asserting that our business or technologies infringe their intellectual property rights. To settle these disputes, we may need to obtain licenses to patents or other proprietary rights held by others. However, these licenses might not be available on acceptable terms, or at all. In that event, we could encounter delays in system, process or product introductions while we attempt to design around the patents. Our redesigned systems, processes or products may be inferior to our original designs or we may be unable to continue system, process or product development in the particular field. In either case, our competitive position, business, revenues and operating results would likely suffer.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS, AND ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD SUBJECT US TO SIGNIFICANT LIABILITIES

         Our proposed products are designed to involve a broad range of hazardous chemicals and materials. These materials include heavy metals and their oxides used in metal oxide sensors, such as lead and oxides of lead in the sensor for the detection of explosives materials. Environmental laws impose stringent civil and criminal penalties for improper handling, disposal and storage of these materials. In addition, in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials, we could be subject to civil damages due to personal injury or property damage caused by the release or exposure. A failure to comply with environmental laws could result in fines and the revocation of environmental permits, which could prevent us from conducting our business.

WE MAY EXPERIENCE DIFFICULTIES IN MANAGING POSSIBLE FUTURE GROWTH

         In the event we receive orders for a large number of our proposed products, we may need to increase rapidly our manufacturing output, our customer service functions and other related business activities. Rapid growth may place a strain on our managerial, financial and other resources. We may not have the ability to finance or manage such orders which would have an adverse effect on our ability to obtain future orders.

WE MAY NOT BE ABLE TO MANUFACTURE OUR PLANNED PRODUCTS IN SUFFICIENT QUANTITIES AT AN ACCEPTABLE COST, OR AT ALL, WHICH COULD HARM OUR FUTURE PROSPECTS

         We are marketing our proposed products and are in the initial phase of product commercialization. We do not own any manufacturing facilities and intended to contract out our manufacturing needs. Accordingly, if any of our proposed products become available for widespread sale, we may not be able to arrange for the manufacture of such product in sufficient quantities at an acceptable cost, or at all, which could materially adversely affect our future prospects.

THE MARKET FOR NANOSENSORS' PROPOSED PRODUCTS IS RAPIDLY CHANGING AND COMPETITIVE NEW PRODUCTS MAY BE DEVELOPED BY OTHERS WHICH COULD IMPAIR OUR ABILITY TO DEVELOP, GROW OR MAINTAIN OUR BUSINESS AND BE COMPETITIVE

         We operate in a highly competitive industry and the nature and rate of change in the technological arena is dramatic and no assurances can be given that we will be able to compete. Furthermore, some or all of our technology can or will be superseded by superior technology greatly harming our ability to generate revenues and impair our ability to develop, grow or maintain our business. Therefore, we are at risk for technological obsolescence at any given time and most likely without any material warning from competitors or the marketplace. We are a development-stage enterprise and as such our resources are limited and it may experience technical challenges inherent in developing its technology. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition.

NANOSENSORS' PROPOSED PRODUCTS COULD BE EXPOSED TO SIGNIFICANT PRODUCT LIABILITY CLAIMS WHICH COULD BE TIME CONSUMING AND COSTLY TO DEFEND, DIVERT MANAGEMENT ATTENTION AND ADVERSELY AFFECT NANOSENSORS' ABILITY TO OBTAIN AND MAINTAIN INSURANCE COVERAGE. IF NANOSENSORS INCURRED A MATERIAL LIABILITY FOR WHICH IT IS NOT ADEQUATELY INSURED, IT MIGHT BE RENDERED INSOLVENT

         The testing, manufacture, marketing and sale of NanoSensors' proposed products will involve an inherent risk that product liability claims will be asserted against it. We currently have a general liability policy with an annual aggregate limit of $2 million with a $1 million limit per occurrence. We intend to purchase product liability insurance when we begin commercial sales of our products. However, this insurance may prove inadequate to cover claims and/or litigation costs. Product liability claims or other claims related to NanoSensors' proposed products, regardless of their outcome, could require us to spend significant time and money in litigation or to pay significant settlement amounts or judgments. Any successful product liability or other claim may prevent NanoSensors from obtaining adequate liability insurance in the future on commercially desirable or reasonable terms or a material uninsured liability could render us insolvent. In addition, product liability coverage may cease to be available in sufficient amounts or at an acceptable cost. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the sale of our proposed products.

RISKS RELATED TO OUR SECURITIES

ABSENCE OF TRADING MARKET FOR THE SHARES MAY PREVENT YOU FROM RESELLING SHARES PURCHASED IN THIS OFFERING

         There currently is no trading market for the shares and there can be can be no assurance that a market will develop for any common stock or warrants or, if developed, that they will be maintained. Our failure to maintain an active market may adversely affect an investor's ability to resell securities purchased in this offering.

VOLATILITY OF TRADING PRICE MAY CAUSE LOSSES IN INVESTMENTS AND OUR ABILITY TO RAISE FUNDS IN THE FUTURE

         The market price of our common stock is likely to be subject to significant fluctuation in response to variations in quarterly results of operations, general trends in the market place, future technological innovations, the launch of new products, and other factors, many of which are not within our control. The foregoing changes are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock and cause you to incur losses in your investment. A decline in the trading price of our common stock may also impact negatively upon our ability to raise capital in the future.

ARBITRARY FIXED OFFERING PRICE

         The fixed offering price of our common stock has been arbitrarily determined by negotiations between the Company and the selling shareholders who may be deemed to be statutory underwriters. Among the factors considered in such negotiations were (i) an assessment of the Company's future prospects and that of nanotechnology; (ii) an assessment of the Company's management; (iii) the current financial position of the Company (iv) the current state of the Company's development; (v) the prevailing conditions in the securities markets, including the market value of the publicly traded securities of companies in the nanotechnology field; (vi) the market conditions for new offerings of securities; (vii) the price of which the common stock was sold in our last private placement; (viii) the information set forth in this prospectus; and (ix) the demand for similar securities of comparable companies. There can be no assurance that the common stock will trade in the public market at or above the fixed offering price in this offering.

OUR PRESIDENT, OUR CHIEF SCIENTIST AND OUR PLACEMENT AGENT MAY HAVE THE ABILITY TO CONTROL MOST MATTERS OF THE COMPANY.

         Our President, our chief scientist and our placement agent, beneficially own approximately 10.9%, 19.0% and 27.1%, respectively, of our issued and outstanding shares of common stock prior to this offering and 10.9%, 19.0% and 13.4%, respectively, of those shares subsequent to this offering, assuming all shares (but not warrants) are sold. Therefore, management and our placement agent will have significant influence over the election of our directors and to control the outcome of other issues submitted to our stockholders. This includes their ability, collectively with other shareholders, to amend the Certificate of Incorporation, approve a merger or consolidation of our Company with another company or approve the sale of all or substantially all of our assets.

IF WE DO NOT KEEP THIS REGISTRATION STATEMENT CURRENT, YOU WILL NOT BE ABLE TO EXERCISE YOUR WARRANTS.

         We must keep this registration statement effective with the SEC in order for warrantholders to exercise their warrants. We may not be able to maintain a registration statement in effect throughout the period during which the warrants remain exercisable. Maintaining an effective registration statement requires substantial continuing expenses for legal and accounting fees and we cannot guarantee our ability to keep the registration statement effective so that you may exercise your Warrants. We will instruct our warrant agent to suspend the exercise of warrants if this or any future registration statement with respect to the shares underlying the warrants is no longer effective.

IF WE DO NOT QUALIFY OUR SECURITIES IN STATES OTHER THAN WHERE THE INITIAL INVESTORS RESIDE, YOUR RESALE OF ANY SECURITIES YOU ACQUIRE UNDER THIS PROSPECTUS MAY BE LIMITED AND YOU MAY NOT BE ABLE TO EXERCISE YOUR WARRANTS.

         We have sold the units in the Offering only in the States of California, Florida, Massachusetts, New Jersey, New York, Ohio, Tennessee and Utah. Our common stock will only be eligible for sale on a secondary market basis in states based upon applicable exemptions from those states' registration requirements, subject, in each case, to the exercise of the broad discretion and powers of the securities commission or other administrative bodies having jurisdiction in each state and any changes in statutes and regulations which may occur after the date of this prospectus. However, the lack of registration in most states and the requirement of a seller to comply with the requirements of state blue sky laws in order for the seller to qualify for an applicable secondary market sale exemption, may cause an adverse effect on the resale price of our securities, as well as the delay or inability of a holder of our securities to dispose of such securities.

         In addition, the warrants and underlying securities will be exercisable only in the states where the initial warrantholders reside. We may decide not to seek, or may not be able to obtain, registration for the issuance of the underlying securities in the state where you live during the period when the warrants are exercisable. We cannot issue securities to you upon exercise of your warrants unless either (a) the securities issuable upon exercise of the warrants are registered in your state or (b) an exemption from registration is available. We may not be able to qualify the warrants, in which case the warrants would become unexercisable and deprived of value.

PENNY STOCK REGULATIONS COULD AFFECT YOUR ABILITY TO RESELL OUR SECURITIES.

         We expect that our Common Stock will be subject to Rule 15g-9 under the Exchange Act. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors." For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule could affect the ability of broker-dealers to sell our securities and could affect the ability of purchasers to sell any of our securities in the secondary market. See "Plan of Distribution."


INTERESTS OF PLACEMENT AGENT IN NANOSENSORS MAY BE IN CONFLICT WITH INTERESTS OF THE COMPANY

         Meyers Associates L.P., our Placement Agent, and its principals beneficially own, in the aggregate, 9,000,000 shares of Common Stock, or approximately 35% of the 25,785,000 outstanding shares including shares underlying warrants on a fully diluted basis. Notwithstanding the foregoing, the Placement Agent and its affiliates agreed not to sell, sell short, or otherwise dispose of any of their shares prior to the completion of the Offering. Our Placement agent's interests should be considered by potential investors when evaluating an investment in the Company, because their interests and ours as to matters that management may believe are important to the Company's operations may be in conflict with each other.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

The $.30 per share fixed initial public offering price per share of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in the net tangible book value of their common stock of $0.24 per share based on the fixed offering price of $.30. The holders of our Common Stock will be diluted in their percentage ownership of the Company upon the exercise of the warrants when new shares are issued.

THERE IS NO PLAN FOR FUTURE DIVIDENDS.

         We have not paid any cash dividends on our common stock to date, and do not have any intention to declare or be able to pay a cash dividend on our common stock in the foreseeable future. We will be involved in the development of operations, which will be capital intensive. Initial earnings that we may realize, if any, will be retained to finance the development of the structure and further expand operations and/or acquisitions for the near to medium range future.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of August 31, 2004.

                                                                       ACTUAL
                                                                     -----------
Total Liabilities                                                     134,116(1)

Stockholders' equity:
Common stock, par value $.001 per share; 50,000,000 shares             20,103(1)
     authorized; 19,300,000 shares issued and outstanding. (2)

Capital in excess of par value                                        589,674

Deficit accumulated during the development stage                     (531,971)

         Total stockholders' equity                                  $ 77,806
-----------------

(1) In August 2004, two loans in the amount of $80,000 and $40,000 from the same unaffiliated third party lender were converted into 412,500 and 207,500 shares of Common Stock, respectively. In addition, an aggregate of 82,500 shares of Common Stock and Warrants to purchase 82,500 shares of Common Stock were issued to unaffiliated third parties in connection with the loan entered into by the Company in January 2004. See "Management's Discussion and Analysis or Plan of Operations."

(2) Does not include outstanding Warrants to purchase an aggregate of 5,600,000 shares of Common Stock.

                                    DILUTION

         The following table summarizes on a pro forma basis, as of the date of this Prospectus, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of our common stock, and investors in this offering, assuming the sale, at the fixed initial public offering price of $.30 per share, of all 2,850,000 shares offered by this prospectus, consisting of the 2,750,000 shares issuable upon exercise of outstanding Class A Warrants and 100,000 shares issuable upon exercise of bridge warrants.

                                          SHARES                       TOTAL CONSIDERATION        AVERAGE PRICE
                               ------------------------------     --------------------------      -------------
                                  Number            Percent         Amount        Percent           Per Share
                               -------------      -----------     -----------   ------------      -------------
Existing Stockholders......    20,102,500             87.6%         $609,777        41.6%             $0.03
New Investors..............     2,850,000             12.4%          855,000        58.4%             $0.30
                                ---------             -----          -------        -----

Total......................    22,952,500             100.0%      $1,464,777       100.0%
                               ==========             ======      ==========       ======

The above discussion and tables exclude:

    o 2,750,000 shares of Common Stock issuable upon full exercise of outstanding Placement Agent's Warrants;

    o 82,500 shares of Common Stock issuable upon exercise of lender's warrants.

        If the above described 2,832,500 shares of Common Stock were issued in addition to the Warrant Shares offered hereby the above table would read as follows:

                                        SHARES            TOTAL CONSIDERATION   AVERAGE PRICE
                               ---------------------     ---------------------  -------------
                                   Number   Percent       Amount       Percent    Per Share
Existing Stockholders . . .    20,102,500       78%     $  609,777       28.1%      $0.03
New Investors . . . . . . .     5,682,500       22%      1,559,000       71.9%      $22.8
                                ---------       ---     ----------         ---      -----

Total                          25,785,000    100.0%     $2,168,777      100.0%
                               ==========    ======     ==========      ======

                                 USE OF PROCEEDS

         There presently is no market for our common stock or warrants. There can be no assurance any of our warrants will be exercised. However, if all of the warrants offered hereby were to be exercised we would receive gross proceeds of approximately $1,537,500. Such proceeds will be used for research and development, marketing and sales, general and administrative expenses and working capital purposes. The Company currently intends to use the net proceeds as follows:

                                                 50% OF
                                                WARRANTS       100% OF WARRANTS
                                                EXERCISED          EXERCISED
                                               -----------      --------------
Research and Development (1).............      $   385,000      $      700,000
Marketing and Sales (2)..................      $   230,000      $      525,000
General and administrative (3)...........      $   153,750      $      312,500
                                                ----------       -------------
Total....................................      $   768,750      $    1,537,500
                                                   =======       =============

     Set forth below under "Management's Discussion and Analysis or Plan of Operations" is a detailed explanation of our research and projects that are currently in process. The expenditures set forth in the above table and described hereinafter relate such Plan of Operations.

         1. Research and Development - These costs are related primarily to continuing development of our proprietary technologies to develop potential products. Approximately 60% of the above allocations for research and development are to further development of our technologies. The majority of our technology development is expected to be for continued sensor technology development including metal - oxides, porous silicon and carbon nanotubes, all as described below. About half of the amount spent on sensor technology would be spent on research concerning B-C-X agents, with an even smaller amount of technology development concerning detection technologies. The remaining 40% of our research and development budget is expected to be spent on product development. This includes allocations for completion of our handheld battery powered model 10; and continued research on an perimeter line powered Model 100, line powered wireless MOTES and battery powered wireless MOTES.

         2. Marketing and Sales - All of our marketing and sales expenditures are allocated to product sales. Approximately 60% of these expenditures are expected to be incurred relating to the proposed sale of our battery powered and line powered wireless MOTES with the remaining 40% related to the proposed sales of our battery powered handheld Model 10 units and line powered perimeter Model 100 units, all of which are described below under "Plan of Operations."

         3. General and Administrative - As described under "Business - Marketing and Sales Strategy," the Company intends to develop a variety of marketing vehicles to create demand for our proposed products. NanoSensors intends to participate in trade shows, expand its promotional materials, expand the scope of its Website, hire two salespersons and pay for travel and related expenses.

The allocation of the net proceeds to the Company from this Offering set forth above represents the Company's best estimate. This estimate is based upon its present plans and certain assumptions regarding current economic and industry conditions and the Company's future prospects. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above described categories or to other purposes.

There can be no assurance as to the specific dollar amounts or timing of expenditures of the net proceeds of this Offering. There currently are no material commitments or arrangements with respect to any of the net proceeds of this Offering other than as stated above. The level and timing of expenditures of the net proceeds of this Offering will depend upon numerous factors, including the timing and amount of revenues generated by the Company's operations and changes in the competitive conditions in the Company's industry. As such, management will have broad discretion, subject to their fiduciary duties, in the application of the proceeds of this Offering. Pending such uses, the net proceeds of this Offering will be invested in government securities, money market accounts, certificates of deposit or other suitable limited-risk short-term investments.

In the event that the Company's plans change, its assumptions change or prove inaccurate, its revenues are less than anticipated, or if the net proceeds from this Offering otherwise prove insufficient to fund operations due to unanticipated expenses, delays or technical or other problems, the Company could be required to seek additional funding. The Company has no current arrangements with respect to, or sources of, additional financings, and it is not anticipated that existing security holders will provide any of the Company's future financing requirements. Further, there can be no assurance that any additional financing will be available to the Company, if so required, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed and on acceptable terms could have a material adverse effect upon the Company's operations, including the possibility of requiring the Company to curtail or cease its operations.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

CRITICAL ACCOUNTING POLICIES

         In December 2001, the Securities and Exchange Commission requested that all registrants discuss their "critical accounting policies" in management's discussion and analysis of financial condition and results of operations. The SEC indicated that a "critical accounting policy" is one that is both important to the portrayal of the company's financial condition and results and that requires management's most difficult, subjective or complex judgments. Such judgments are often the result of a need to make estimates about the effect of matters that are inherently uncertain. While NanoSensors' significant accounting policies are more fully described in Note 2 to its financial statements included elsewhere in this prospectus, NanoSensors currently believes the following accounting policies to be critical:

DEVELOPMENT STAGE COMPANY

         NanoSensors is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." NanoSensors has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital.

CASH AND CASH EQUIVALENTS

         NanoSensors considers all highly liquid debt instruments and other short-term investments with an initial maturity of less than three months to be cash equivalents.

         NanoSensors maintains cash and cash equivalent balances at financial institutions which are not insured by the Federal Deposit Insurance Corporation for amounts over $100,000, but are otherwise in financial institutions of high credit quality.

FIXED ASSETS

         Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; three years for computer software and equipment and five and seven years for office furniture and equipment. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations.

INTELLECTUAL PROPERTY ASSETS

         NanoSensors owns no issued U.S. and Foreign and no pending U.S. and Foreign patents. Under present accounting principles generally accepted in the United States of America, and FASB 142, the value of patents, if any, will not be reflected on its condensed consolidated balance sheet.

INTERNAL USE SOFTWARE COSTS

         Internal use software and web site development costs are capitalized in accordance with Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and Emerging Issues Task Force (EITF) Issue No. 00-02, "Accounting for Web Site Development Costs." Qualifying costs incurred during the application development stage, which consist primarily of outside services and NanoSensors' consultants, are capitalized and amortized over the estimated useful life of the asset. All other costs are expensed as incurred. All costs for internal use software for the period ended April 30, 2004, have been expensed as research and development expense.

START-UP COSTS

         In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", NanoSensors expenses all costs incurred in connection with the start-up and organization of NanoSensors.

RESEARCH AND DEVELOPMENT

         Research and development costs are related primarily to NanoSensors developing early prototypes. Research and development costs are expensed as incurred.

INCOME TAXES

         The income tax benefit is computed on the pretax loss based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the year ended December 31, 2003.

ADVERTISING

         Costs of advertising and marketing will be expensed as incurred. Advertising and marketing costs were $0 and $0 for the period ended April 30, 2004.

EARNINGS (LOSS) PER SHARE OF COMMON STOCK

         Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share
(EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share at April 30, 2004, when the Company reported a loss because to do so would be anti-dilutive for periods presented.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts reported in the balance sheet are considered by management to be their estimated fair values for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes and mortgages payable approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

STOCK-BASED COMPENSATION

         Employee stock awards under NanoSensors' compensation plans will be accounted for in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and related interpretations. NanoSensors provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123.

         NanoSensors will measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. In each of the periods presented, the vesting period was the period in which the options were granted. All options were expensed to compensation in the period granted rather than the exercise date.

         NanoSensors measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured as the value of NanoSensors' common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

RESULTS OF OPERATIONS

For the period from inception to April 30, 2004 and the four-month period ended August 31, 2004.

         The Company has not recognized revenues to date. The Company is still in the development stage.

         For the period from inception (December 23, 2003) through April 30, 2004 (the "Fiscal 2004 Period"), and the four-month period ended August 31, 2004 (the "Fiscal 2005 Period") the Company recorded total operating expenses of $316,893 and $195,997, respectively.

         Administrative expenses for the Fiscal 2004 Period and Fiscal 2005 Period were $45,222 and $62,103, respectively. This consisted primarily of professional fees as a result of raising money through private placements and consulting fees and rent.

         Research and Development expenses for the Fiscal 2004 Period and Fiscal 2005 Period were $263,348 at $128,744, respectively. All research and development costs are expensed as incurred. They are primarily incurred in connection with technology development under a worldwide, perpetual, exclusive, marketing license entered into on December 11, 2003, with Dr. Matthew Zuckerman, one of the Company's founders and its Chief Scientist. See "Business- Technology License."

         Depreciation and Amortization expense for the Fiscal 2004 Period and the Fiscal 2005 Period were $8,323, and $5,150 respectively primarily concerning office equipment.

         Interest expense paid for the Fiscal 2004 Period and the Fiscal 2005 Period was $17,941 and $1,808, respectively. This resulted from: (a) $100,000 of 10% bridge notes issued in February 2004 which were converted into equity in May 2004; and (b) the issuance of an aggregate of $150,000 of promissory notes in December 2003 and January 2004 of which $120,000 has been converted into equity in August 2004, as described below.

LIQUIDITY AND CAPITAL RESOURCES AT AUGUST 31, 2004

         The Company does not have an operating line of credit from a financial institution and consequently relied on financing from investors to support its operations. The Company had monies on deposit of $38,740 at August 31, 2004.


         As of December 31, 2004, the Company had approximately $10,000 cash on hand and can continue to operate for about two months without additional financing.


         In December 2003 and February 2004, the Company borrowed $80,000 and $40,000, respectively, from one unaffiliated investor and an additional $30,000 in January 2004, from a second unaffiliated investor neither of whom are selling shareholders or are otherwise affiliated with the Company. These loans are evidenced by interest bearing promissory notes. The first note for $80,000 matures on January 20, 2005, although $30,000 plus $2,500 of interest was due as of April 30, 2004. The entire $80,000 plus $2,500 of accrued interest was converted into 412,500 shares of Common Stock subsequent to April 30, 2004. The second note for $40,000 matured on March 9, 2004. In August 2004, this $40,000 note was converted into 207,500 shares of Common Stock. The lender on these two notes received 200,000 shares of common stock and no warrants at the time the loans were made and 100,000 shares in consideration of the conversion, in addition to the actual shares of Common stock provided for upon conversion. The third note for $30,000 bore interest at 10% per annum, matured on April 21, 2004 and was repaid in August 2004. The lender received 75,000 shares of Common Stock and Warrants to purchase 75,000 shares of Common Stock, exercisable at $.20 per share for three years and an unaffiliated party received 7,500 shares and warrants to purchase 7,500 shares on the above terms at the time these loans were made. All loan proceeds were used for administrative expenses and research and development expenditures.

         In February 2004, the Company borrowed $100,000 in the aggregate from two private investors obtained through the Company's investment banker Meyers Associates, L.P. ("Meyers"). Meyers received a 10% sales commission and a 3% non-accountable expense allowance. Interest on each note (the "Bridge Notes") accrued at a rate of 10% per annum. These notes matured on the earlier of (a) August 15, 2004, (b) the completion of a private placement of at least $500,000, or (c) an event of default. Payment of the Bridge Notes was guaranteed by the Company's two founders. The investors each received five-year warrants to purchase 50,000 shares of common stock exercisable at $.25 per share. The Bridge Notes were converted into shares of common stock and Class A Warrants in the Company's April 2004 Private Placement, described below.

         In April 2004, the Company entered into a Placement Agent Agreement with an investment banking firm, Meyers Associates, L.P. to privately offer and sell on a "best efforts" basis, $550,000 of its securities in a private offering the "April 2004 Private Placement." The private placement of units each consisted of one share of common stock and one Class A Warrant to purchase one share of Common Stock for five years at $.30 per share. On April 26, 2004, NanoSensors closed on the entire $550,000 of private placement units. This included the exchange of ($100,000) of Bridge Notes for private placement units. In addition, the placement agent received warrants to purchase 50% of the units sold in the equity offering at the same offering price of $.20 per unit exercisable until April 30, 2009. The $463,000 of net proceeds are being used by NanoSensors for technology and product development, marketing, business development and general and administrative expenses. The bulk of the development work, to date, has been on sensor technology development, including the development of the porous silicon sensor to be installed into the working prototype of the handheld-battery powered Model 10, as well as sensors to be used in NanoSensors perimeter-line powered model 100.

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company recognized a net loss of $(334,705) for the Fiscal 2004 Period and $(197,266) for the Fiscal 2005 Period. The Auditor's Report states that the Company will need additional working capital for its planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern. See Note 8 of Notes to Financial Statements.

         Management believes that our current level of general and administrative expenses and research and development expenditures are necessary to accomplish the Company's business strategy, and to further decrease these activities might jeopardize the Company's ability to carry out our business strategy.

         The Company had working capital of $41,210 at April 30, 2004 and a working capital deficit of $14,721 at August 31, 2004. In August 2004, $120,000 of current notes payable and accrued interest were converted into equity. We have funded the business throughout the development stage primarily through equity and convertible debt investments from accredited investors.

         To date, we have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. We plan to invest any excess cash in investment grade interest bearing securities.

PLAN OF OPERATION

         We believe the Company will meet working capital requirements for only the next two months from invested capital on hand without any revenues and/or the exercise of Warrants. NanoSensors believes that the gross proceeds of this offering, of approximately $1,537,500 if all of the Warrants offered are exercised, together with funds planned to be generated from operations, will be sufficient to support our operations over approximately the next 20 months. If 50% of the Warrants offered hereby are exercised, the Company would receive gross proceeds of $768,750 which would be sufficient to support our operations for approximately 10 months. The Company would then take appropriate actions and reduce its product offerings to match available funds. These estimates assume that NanoSensors will be able to produce for sale its initial product, its handheld battery powered Model 10. Management believes that once it commences sales of its Model 10, it will generate adequate cash flow to provide liquidity needed for NanoSensor to continue as a going concern. If it does not obtain revenues and/or the exercise of Warrants, NanoSensors will need to obtain short term loans and equity funding from other sources. We would need to raise additional funds in order to produce other products currently in development. While on the other hand, if our initial products Model 10 and Model 100 are produced and sold, we expect to need additional equity to support the higher inventory and accounts receivable levels accompanying such sales. NanoSensors would seek to raise additional funds through a private placement of its services. The Company also intends to seek financing from U.S. government agencies, such as Department of Homeland Security and DARPA. Management believes that contractors and systems integrators to the government may be sources of funding in exchange for obtaining marketing rights from the Company for these sensor technologies so that other companies may bear the cost of product development, marketing, manufacturing and sales. If additional funds are required earlier than anticipated for there can be no assurance that we will be able to obtain such funds, if at all, from financial institutions, the exercise of the Warrants, or otherwise, on a basis deemed acceptable to it.

         NanoSensors has four potential products which are either currently in research and development or are expected to enter research and development in the near term. All of these products are designed to form a line of products for the detection of multiple explosive, chemical or biological agents. They differ primarily in their capabilities. The following is a discussion of the current status of product development and management's estimate as to when they will become marketable. All of these estimated times are dependent upon the Company obtaining funds from either this Offering or alternative sources of funds. In any event, the Company's timetable will not commence until such time as it has available funds.

         1. Handheld-Battery Powered Model 10. The first production run of 100 units requires additional design work and testing of the sensor molecule and the documentation of an operating, maintenance and service manual, at a total estimated cost of $35,000. The instruments as well as the sensors are being tested for sensitivity to explosive materials. When this testing is completed the sensors will be installed in the instruments. This product is expected to be completed in the first half of 2005.

         2. Perimeter - Line Powered Model 100. We have produced a working prototype for this product. We have allocated a budget of approximately $75,000 to continue development of porous silicon sensors so that the prototype can be transformed into a commercial product. The additional work is the testing and qualification of the prototype and the design, procurement of materials, assembly, documentation and qualification testing of the first production unit of the product. These sensors will then be tested for sensitivity and installed into the instrument. This product is expected to be completed for production units in mid-2005.

         3. Wireless MOTES - Line Powered.

         NanoSensors will utilize the same type of porous silicon sensors currently in development, as described above, for this instrument. Additional work at a cost of approximately $75,000 is required to prototype the product and test and qualify the prototype to assess its capabilities to produce satisfactory performance. Then further work is required at a cost of approximately $15,000 to design, engineer, procure materials, assemble, document and qualify testing of the first production units of Wireless MOTES - line powered. However, in the event that NanoSensors fails to sell all Wireless MOTES products from the first production run, then the product will be discontinued with no additional funds required for the product. On the other hand, the above costs for the first production run are higher than the cost for subsequent production runs, so the gross profit margin from sales is expected to increase as a percentage of sales for subsequent production runs. In addition, funds from the sale of the first production run would then be available for additional productions runs. Management expects to be able to market this product approximately six (6) months after the Model 100 is marketed.

         4. Wireless MOTES - Battery Powered. We have allocated a budget of approximately $75,000 to commence development work on the carbon nanotube sensor. The additional work is to prototype the product and test and qualify the prototype to assess its capabilities to produce satisfactory performance at a cost of approximately $50,000. Then further work, at a cost of approximately $25,000, is required to design, procure materials, assemble, document and qualify testing of the production unit of Wireless MOTES - line powered. NanoSensors has not commenced work on this product which is not expected to be marketed prior to the end of 2007.

         NanoSensors has an unaffiliated manufacturing contractor that has commenced production of its Model 10 on a purchase order without a contract.

         As of August 31, 2004, NanoSensors had inventory of $16,072 on its balance sheet. This amount relates solely to the first production run of NanoSensors Model 10. This inventory is valued on the basis of the lower of cost or market. It includes solely the cost of material and assembly from our contractors and includes no cost of manufacturing, overhead or manufacturing burden. NanoSensors expects that it will commence sales of this inventory during the first half of 2005.

         NanoSensors does not intend to commence development work on certain of its planned products unless it is able to market its initial products.

         NanoSensors does not have any significant commitments for capital expenditures.

         NanoSensors does not have commitments to hire employees.

         In view of NanoSensors' early stage development there is no assurance that it will perform in accordance with its plan of operation, or that it will continue as a going concern or that it will ultimately achieve profitable operations.

                                    BUSINESS

COMPANY OVERVIEW

         NanoSensors is a Nevada corporation incorporated on December 23, 2003. The Company's principal business is the development, manufacture and marketing of sensors and instruments, along with the management of intellectual property, derived therefrom. These sensors are designed to detect specified levels of targeted specific biological, chemical and explosive (herein referred to as "B-C-X") agents in areas that are a risk in the post 9/11-era. The word "agent" means the material that is posing a threat. For example, the material maybe an explosive ("X") and the particular type of explosive is trinitrotoluene (TNT).

The word "targeted" means it is the material of interest and the one the Company's products are measuring. In the previous example the targeted material is TNT.

         NanoSensor's Chief Scientist, Dr. Mathew Zuckerman, pioneered the first commercially successful "hybrid semiconductor" design for sensors for toxic gases in industrial and workplace venues. On August 5, 2002, U.S. Patent Number 4,502,321, "Apparatus and Method For Measuring The Concentration Of Gases", ran the 17.5 year period from issue and expired, leaving Dr. Zuckerman free to develop a new class of sensors and instruments to detect the presence of targeted B-C-X agents. NanoSensor's technology development is supported by a Scientific Advisory Board that includes Dr. David Tomanek, Professor of Biological Sciences at Michigan State University and Donald MacIntyre, President of Multichip Assembly, Inc., an ISO 9002 manufacturer of sensor and semiconductor components.

NANO-SCALE AND NANOSENSOR

         The Company is named NanoSensors because its technology operates in the nano-scale (the measurement of matter where a nano meter is the millionth part of a millimeter) of ten to the minus ninth meters and is sensitive to the presence of nano-scale size molecules of B-C-X agents using nano-scale surface structures to detect the presence of these molecules at nano concentrations (one part of the agent in a billion parts of air).

         One hundred nanometers (one hundred billionth of a meter) is one thousand times the diameter of a human hair. An atom is one tenth of a nanometer. In the nano-scale the geometry is more important than the elemental composition. NanoSensors chooses elements and structure in the nano-scale to produce sensors that are more sensitive and more specific to the presence of B-C-X agents than previous generations of sensors. The incredible small size of the sensors, also called Quantum Dots because their behavior is explained, in part, by quantum physics, have the benefits of low cost with thousands yielded from a single silicon wafer and extremely low power. Life was simpler when Newton sat under the apple tree and Newtonian physics was developed. The 20th Century saw the birth of two non-Newtonian physics. First came Einsteinian physics to explain the movement and interaction of massive bodies in the cosmos. Then came quantum physics to explain the interaction between molecular and sub atomic particles. The Company's technology is nano-scale in size and explainable in part by quantum physics.

THE OPPORTUNITY

         In order to make or our nation's quest to make Homeland Security, government and military venues safe, present detection sensors and instruments force us to use security screening architecture designed like the herding of sheep through a gate because of the low sensitivity, and high space, cost, power and supervision requirements of present detection sensors and instruments. Our opportunity is to make sensors available for detection of B-C-X agents that are highly sensitive, small size, low power consuming, and operate remotely. Such sensors support safety architectures designed like the cellular phone network to make an area or the whole nation safe.

         "Over the past 20 years or so, research and development (R&D) in the sensor area has expanded exponentially ... In part, this has occurred because of the links between developments in the semiconductor industry and the new types of devices under research, which are often based on semiconductor substrates ...

We will soon witness a quantum leap in terms of what may be termed the performance-price index, in that we shall see devices that perform much better than the previous generation of sensors and are less expensive to purchase. In other words, we are on the verge of a sensor revolution, similar to that of the microprocessor revolution of the late 1980s."

         Reference: Principals of Chemical and Biological Sensors, Diamond, D., John Wiley and Sons, 1998.

PRODUCTS

         NanoSensors plans to develop each of the following four products and the current status of development with estimated completion dates follows. The additional work and the expenditures necessary to bring each product to market is discussed under "Plan of Operation" on page 27. We intend to produce each of these products as the first instrument in a family of products for the detection of multiple B-C-X agents.

         Handheld - battery powered Model 10 - This product is nearing completion in the first half of 2005. The sensors to be installed are being tested for a wide range of explosives. The sensors must be tested and work inside this instrument.

         Perimeter - line powered Model 100 - Development has begun on the porous silicon sensor, however, only about 15% of the work has been performed. The Model 100 is also designed to detect explosives. However, while the Model 10 only indicates whether or not a level of explosive is present, the Model 100 will have the ability to measure the quantity of explosive material present. This product is expected to be completed for production units in mid-2005.

         Wireless MOTES - line powered - This is a platform that combines sensor and communication elements to support sensors specific to the measurement of B-C-X material. The only development work done is on the porous silicon sensor in development for the Model 100. Therefore, any development failures can occur. All other work must be undertaken and this model is expected to be marketed approximately 6 months after the Model 100 is marketed.

         Wireless MOTES - battery powered - The only difference with the line powered MOTE is that this one does not require a line and is battery powered. NanoSensors has not yet commenced work on this product which is not expected to be marketed prior to the end of 2007.

SENSORS

         NanoSensor's strategy is to develop and produce the new type of sensors for detection of the presence of B-C-X molecules to protect Homeland Security, government, and military venues. Management believes, based on its knowledge of the industry, that because NanoSensors' possesses proprietary sensor technology it anticipates it will be able to obtain a market share for at least certain of its proposed products. This belief is also based on the fact we are developing three different types of sensors: metal-oxide, porous silicon and carbon nano tubes, so that it will not be entirely developed on one-type of sensor. The sensors will measure the quality and the presence of biological, chemical and explosive agents on a selective basis and convert such presence into an electrical signal that is measurable by instrumentation. The signal received by the instrumentation is in proportion to the concentration of the agent. The Company plans to progress in the development of the sensors to have an array of elements that will be programmed so the responses can be visualized by interpretive electronics to sense the presence of biological, chemical or explosive (B-C-X) molecules. The B-C-X sensor's proprietary and novel structure is specific to the targeted molecule to be detected. NanoSensors expects to first develop explosive agent sensors and then sensors to detect biological and chemical agents which are believed to be compatible with our technology. These agents are defined in detail under Glossary at the end of this Prospectus.

         Explosive agents of interest to NanoSensors are Dynamite and Plastic Bound Explosives (PBX). Dynamite and PBX are the products and formulation of chemicals. In order to sense the presence of these products it is necessary to measure the chemicals from which they are formed. The principal active chemical ingredient of dynamite is trinitrotoluene (TNT). The principal active chemical ingredients in PBX are Royal Demolition Explosive (RDX) and TNT. There are six widely used formulations of PBX. All six compositions contain RDX and four of the six compositions contain TNT as well as RDX. See "Glossary" below.

         Biological agents of interest to NanoSensors are: Anthrax, Ricin and Yellow Fever. See "Glossary" below.

         Chemical agents of interest to NanoSensors are: Sarin, Dioxin, and Cyanide. Sarin gas has been used by terrorists in the attack on a subway system in Japan. See "Glossary" below.

         NanoSensors enhances the physical, mechanical, electrical, or chemical properties of materials through synthesis of surface interfaces. NanoSensor's technology allows the interface of dissimilar materials within the internal structure. The interface structures utilize the combined properties of individual layers to provide overall functional qualities. By employing surface chemistry, these interface structures can be used to achieve substantial improvements in both performance and function of sensors.

BACKGROUND

         NanoSensors was formed to extend the technology of Dr. Matthew Zuckerman, Chief Scientist to design, manufacture and market sensors and instruments to detect the presence of target B-C-X agents. Dr. Zuckerman pioneered the "hybrid semiconductor" sensor for toxic gases in industrial and workplace venues. This sensor consists of a semiconductor substrate and a metal oxide film and is thus called a "hybrid." While he served as chief scientist of a former employer he invented, patented and manufactured the market's first

"hybrid semiconductor" design sensors for the detection of the presence of the molecule Chlorine. Both of these hybrid semiconductors resulted from the hereinafter described patent.

         On August 5, 2002, U.S. Patent Number 4,502,321, "Apparatus and Method For Measuring The Concentration Of Gases", ran the 17.5 year period from issue and expired. This patent was issued to Dr. Zuckerman and was assigned to, and is the property of, Dart Kraft Industries now known as Capital Controls. Dr. Zuckerman is free to develop a new class of sensor since this and other related patents he invented have expired. Management believes that Dr. Zuckerman's prior interdisciplinary technical and commercial experience offers the promise of success in development a paradigm shift in the development of sensors to detect B-C-X agents.

TECHNOLOGY LICENSE

         On December 11, 2003, NanoSensors purchased a license from Axiom Corporation and Dr. Matthew Zuckerman on a worldwide, perpetual, royalty-free, exclusive basis for all commercial markets for the use of, and further development of, sensor technology for detecting explosives, chemicals and biological agents. The terms of the purchase included a one time licensing fee of $90,000 and the issuance of 5,000,000 shares of common stock, with an aggregate value of $5,000, and a consulting agreement, which provides for a monthly fee of $15,000 to be paid for the further development of sensors. As of April 30, 2004, $72,500 had been paid on the contract, leaving a balance due of $17,500. During the term of the consulting agreement all inventions, discoveries, concepts and ideas, whether patentable or not, which result from or relate to our business for the detection of B-C-X agents will be assigned to NanoSensors.

PATENTS AND TRADE SECRET PROTECTION

         NanoSensors seeks to aggressively identify technology as our proprietary technology by seeking to obtain patents and manage intellectual property rights through nondisclosure and contracts with customers and vendors and "employment to invent" contracts with employees and advisors. Under California Law, "employment to invent" refers to the right an employer has to any invention an employee makes while employed under a written employment agreement containing a paragraph covering the subject of inventions which belong to the employer.

         NanoSensors has not applied for any patents and no patents have been granted. However, NanoSensors has completed patent disclosures which are written documents that disclose the inventions in sufficient detail that technical persons can read and understand the invention and the Company will be able to have its patent counsel search the prior art of patent literature to determine whether the invention is unique under the definition of patent law. This had been done to protect the priority date, as to when the invention is made. It is defined by latter of the date that the inventor has signed the disclosure document or the date that the witness has signed the documents as "read and understood".

         NanoSensors intends to retain patent counsel to determine during early 2005 if the disclosures, once filed, will probably issue as patents. The Company forecasts that the disclosures will be elevated to the status of one or more patents pending within 60-days after filing with the U.S. Patent Office. We expect to prepare an omnibus patent application totally covering our technology. Management will respond to any requests by the U.S. Patent Office to divide such omnibus patent application into more than one patent. We believe that our patent strategy will help us compete in and target markets. However, any patents which may be issued, as well as trade secret protection may not be strong enough to cover our competitors' products and may be subject to invalidation claims. In addition, technological developments in nano-technology could reduce the value of our intellectual property and may occur unexpectedly.

COMPETITION

         The are many laboratory instruments and procedures for measurement of B-C-X agents. However, there are no field equivalent instruments with the exception of a single field instrument for measurement of explosive agents. The only competitive instrument that has been identified is the Ionscan for explosives, which is manufactured by Barringer Instrument. It was developed for measuring explosive materials in soil and water samples taken from toxic waste sites that are in the environmental process of remediation. The instrument has been placed into service for airport and other Homeland Security, government and military venues. In these applications Teflon-cloth is used to wipe the exterior of computers and briefcases to pick up residuals of explosives and place samples into the instrument. The instrument uses a technology called ion mobility spectrometry that is similar to mass spectrometry an optical device for measuring wavelength). The materials on the cloth are subject to thermal desorption and the resulting ion spectrum is compared to standards to identify the explosive agents.

         NanoSensors' proposed first two products, its handheld-battery powered Model 10 and its perimeter-line powered Model 100, are portable field instruments designed to measure the presence of explosive materials. We believe that the proposed first two products will have a significantly greater sensitivity and a lower purchase price than our competitors' products. The basis for our belief for the benefits of its proposed products is that NanoSensors' Model 10 measures explosives in the vapor phase while Barringer Instrument's Ionscan requires the presence of explosives in a particulate form to be present to obtain a positive reading.

         It should be noted, however, that there are no independent studies to confirm the capabilities of NanoSensors' technologies or our proposed products, nor are there any studies that present positive or negative results at this time.

         Additionally, the NanoSensor products have no consumables accept for the programmed maintenance and replacement of the sensor. We believe that NanoSensors' products will also have the added advantages of true portability battery operation and small size and light weight. Management believes these features combine to make these instruments suitable competition to the Ionscan instruments now in service at airports and other Homeland Security, government and military venues.

MARKETING PLAN

         NanoSensors will market its proposed products to each of the Homeland Security, government and military markets. It intends to use a variety of marketing vehicles. This includes trade events targeted to its customer base; speaking engagements at national meetings; marketing materials to be used in direct mailings to specified targeted clients; target advertising; continued development of our website to be more interactive, to demonstrate our proprietary technologies, and links to company publications, partners, and industry-related sites will be provided; and public relations to help management capitalize on and distribute to the appropriate audiences the newest information and developments about NanoSensors. We also intend to engage a public relations firm to introduce NanoSensors, its technologies and its proposed products.

RAW MATERIALS, SUPPLIERS AND MANUFACTURERS

         NanoSensors is subcontracting the production of its proposed products to two third party manufacturers, Bacharach Instrument and Multichip Assembly. The work is being performed under purchase orders and we have not entered into any contracts with any suppliers and manufacturers. Accordingly, NanoSensors is substantially dependent on the ability of the third party manufacturers to meet its performance and quality specifications.

         NanoSensors proposed products use a broad range of hazardous chemicals and materials that include heavy metal and their oxides used in the metal oxide sensors, such as lead and oxides of lead in the sensor for the detection of explosive materials. However, NanoSensors does not handle or purchase these raw materials which are all purchased by our subcontractors. Our two subcontractors maintain commercial relationships with two or more suppliers of each raw material needed for our products and we do not believe we will be subject to interruption of supply and production delays. The failure or delays by our manufacturers and their suppliers to provide necessary raw materials and components would adversely affect our ability to obtain and purchase products on a timely and competitive basis.

GOVERNMENT REGULATION

         NanoSensors does not know of any government approvals required at the time for our proposed products. We intent to market our products to government and quasi-governmental organizations, although we have not yet started the marketing process, as our products have not yet been completed. At the time we sell to any such agencies they will establish the criteria for approval with which we will need to comply.

         NanoSensors conducts research and development activities which are not subject to compliance with environmental laws. Our manufacturers are subject to regulations administered by its U.S. Environmental Protection Agency (EPA), the Occupational Safety and Health Administration (OSHA), various state agencies and country and local authorities acting in cooperation with Federal and state authorities. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use of release of certain hazardous chemicals and substances. The extensive regulatory framework imposes significant compliance burdens and risks on our proposed products. Governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose civil and criminal fines in the case of violations.

         In view of the foregoing, we do not expect to increase any direct costs of complying with environmental laws, although such costs are factored into the price we pay to our manufacturers.

RESEARCH AND DEVELOPMENT

         For the period from December 23, 2003 (inception) to April 30, 2004, we incurred $263,348 of research and development expenses and for the four month period ended August 31, 2004, we incurred $128,744 of such expenses. These expenses were incurred in connection with the development of our initial proposed products, specifically the Handheld-Model 10 and the portable line powered Model 100. Most of our research and development expenses, to date, have been to further develop our technologies as compared to product development which will follow. The majority of our technology development has been for sensor technology development principally for metal - oxides, with a smaller amount of technology development for porous silicon and carbon nanotubes. Most sensor technology has been spent on development concerning explosive agents, with a smaller amount of technology development concerning biological and chemical agents.

INSURANCE

         NanoSensors may be exposed to potential significant product liability claims. We intend to maintain a general liability insurance policy which will include products liability coverage, and an umbrella liability insurance policy, which will cover the types of products we intend to market. We intend to generally warrant our products to be free from defect in materials, workmanship and manufacturing processes for a specified period. There can be no assurance that we will be able to obtain a coverage on commercially reasonable terms, which could limit our ability to market our proposed products.

SEASONALITY

         NanoSensors does not believe its future operations will be influenced by seasonal changes.


LEGAL PROCEEDINGS

         As of the date of this Prospectus, there are no legal proceedings against NanoSensors.


EMPLOYEES

         NanoSensors currently has three employees and two consultants. Dr. Wong, Chief Executive Officer, a second person in engineering and an administrative person are full-time employees. Dr. Zuckerman, Chief Scientist, is employed by Axiom Corp. as a consultant to the Company. See "Management."

PROPERTIES

         NanoSensors leases facilities in Santa Clara, California from an unaffiliated landlord. These facilities encompass approximately 1,900 square feet and serve as NanoSensors' corporate headquarters and operations center. The current lease commenced in February 2004, for a two-year term at $2,304 per month and is personally guaranteed by Dr. Ted Wong, Chief Executive Officer.

         NanoSensors believes that it has adequate facilities to conduct its current operations, and does not expect to seek additional administrative offices and/or research facilities in the near term. It has no current proposed programs for the renovation, improvement or development of current facilities.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth the names, ages and positions of NanoSensors' sole executive officer and director and its principal consultant. Set forth below is a brief description of the business experience and background of each person named in the table.

Name                      Age    Title
----                      ---    -----
Dr. Ted Wong              64     Chief Executive Officer, President and Director
Dr. Matthew Zuckerman     60     Chief Scientist

         Dr. Ted Wong has been Chief Executive Officer, President and a Director of the Company since its inception in December 2003. He has over thirty years of U.S. and international business experience spanning the operational functions of research and development, sales, finance, and general business. From January 2002 until August 2003, Dr. Wong was Chief Strategy Officer of KT-Tech, Inc., a video compression company. From 2001 until January 2002, Dr. Wong was engaged in consulting. From 1999 to 2001, he served at different times as Chairman, CEO, CTO and COO of Zerotree Technologies, a firm he founded to develop video compression technologies for the Internet. From 1993 until 1998, Dr. Wong was President of Prime Technology Inc., business consultants. From 1988 to 1993, Dr. Wong served as President of INTEG, Inc., a firm he founded to market and distribute electronic learning aids in the U.S. market for Team Concepts of Hong Kong. During this period, Dr. Wong was co-founder and President of Fox Electronics and Technology, Inc., a firm founded to market and distribute Team Concept's consumer electronics products. From 1969 through 1983, He worked in research and development for North American Rockwell and General Electric Company where he became proficient at developing technology from concept to application. Dr. Wong holds a B.S. and a Ph.D. in Chemical Engineering from the University of Utah.

         Dr. Matthew Zuckerman has been Chief Scientist of the Company since its inception in December 2003. Dr. Zuckerman has over thirty-five years of U.S. business experience, in senior level technical and general management and sales and marketing positions. From April 1980 to September 1989 he was president, founder and chief scientist of Advanced Transducer Devices, Inc. This Company invented, developed, patented and manufactured instruments and sensors under contract to Borg Warner, Dart Kraft Industries and other medium and small sized companies. The Company was sold in October 1989 for $20 million in cash and stock to Televideo Systems, Inc. Dr. Zuckerman has extensive experience with protection, licensing and commercialization of intellectual property rights with credit for many launches of new technological products and filings of worldwide patent filings in his career. He was the named inventor of twelve U.S. patents. From February 1997 to September 1998, Dr. Zuckerman helped Poseidon Technologies obtain Advanced Micro Devices, as a customer and secured equity financing for Poseidon Technologies. Thereafter, until joining the Company's project in September 2003, Dr. Zuckerman was a technical, business and marketing consultant for several companies and worked as an independent contractor as president of Axiom Corp. beginning in 2000. He holds Bachelors, Masters and Ph.D. from New York University, School of Engineering and Science. Dr. Zuckerman was an Alfred
P. Sloan Executive Fellow at Stanford University, Graduate School of Business where he completed his thesis titled: "A Normative Prescription for an Innovative Manufacturing Company."

BOARD OF DIRECTORS

         Dr. Wong is currently the sole member of the Company's Board of Directors. The Company has no arrangement by which directors are compensated for any services provided as a director. The Company had no arrangements pursuant to which any director was compensated during the Company's last fiscal year for any service provided as a director.

                            SCIENTIFIC ADVISORY BOARD

         The Company has established a Scientific Advisory Board ("SAB") to assist it in its research and development strategy of identifying potential products and in monitoring the technical progress of the Company's technologies. Members are consulted for advice concerning specific Company projects. The SAB will meet formally to review the progress of the Company's research and development projects, to discuss technological advances in the relevant scientific specialties and to assist the Company in the recruitment of key scientific personnel. The Company intends to grant stock options for service on the SAB to receive a fee for consulting and for attendance at each SAB meeting.

         All members of the SAB are employed elsewhere and may have commitments to and/or consulting agreement with other organizations, that may limit their availability to the Company. Although certain members of the SAB may have already devoted significant effort and time to NanoSensors' affairs, none is expected to devote more than a small portion of his time to the Company's affairs. The SAB is currently comprised of the following persons with a description of their backgrounds:

DR. DAVID TOMANEK
Professor of Biological Sciences at Michigan State University, East Lansing, Michigan
Professor Dr. David Tomanek studied physics in Switzerland and received his Ph.D. in philosophy from the Freie Universitat Berlin. While holding a position as Assistant Professor at the Freie Universitat Berlin, he pioneered theoretical research in Nanostructures at the AT&T Bell Laboratories and the University of California at Berkeley. He established the field of Computational Nanotechnology at Michigan State University, where he holds a position as Full Professor of Physics. His scientific expertise lies in the development and application of numerical techniques for structural, electronic and optical properties of surfaces, low dimensional systems and nanostructures, in particular computer simulations of fullerenes, nanotubes, ferrofluids, metallic and magnetic clusters. His scholarly research has been supported by Swiss, German and U.S. Government Agencies, including the National Science Foundation (NSF), Office of Naval Research (ONR), AirForce Office of Scientific Research (AFOSR) and the Defense Advanced Research Projects Agency (DARPA).

DONALD MACINTYRE
President, Multichip Assembly, Inc., San Jose, CA
Mr. MacIntyre founded Multichip Assembly in 1991 as a spin off of Cyprus Semiconductor's advanced packaging group to provide production of the next generation of SPARC modules initially to Sun MicroSystems and later Silicon Graphics, Inc. Multichip is an ISO 9002 rated manufacturer. Mr. MacIntyre manufactures sensors for Nanogen, Optimatrix, Protiveris and Sensicore. He holds a BSME degree from Northrup University.

EXECUTIVE COMPENSATION


The following table summarizes the compensation paid to, or owed by the Company to its Chief Executive Officer and to each other of the most highly paid executive officers, or other person not serving as an executive officer, for the period from inception through April 30, 2004.

                           SUMMARY COMPENSATION TABLE

NAME AND
PRINCIPAL
OCCUPATION                ANNUAL COMPENSATION                            LONG TERM COMPENSATION
-----------------------------------------------------------------------------------------------------------------
                                                      OTHER                   SECURITIES
                                                      ANNUAL     RESTRICTED   UNDERLYING             ALL OTHER
                            SALARY(1)     BONUS    COMPENSATION    STOCK       OPTIONS      LTIP     COMPENSATION
                            ------        -----    -------------   -----       -------      ----     ------------
Ted Wong, Chief
Executive Officer         $118,674 (2)     -0-        -0-           -0-           -0-        -0-    5,000,000 (4)
Matthew Zuckerman,
Chief Scientist           $119,990 (3)     -0-        -0-           -0-           -0-        -0-    5,000,000 (4)

------------
   (1) Based on an annual salary of $180,000 which was reduced to $102,000 per annum in May 2004.

   (2)  Includes $65,937 paid and $52,737 owed to Dr. Wong.

   (3)  Includes $66,680 paid and $53,310 owed to Dr. Zuckerman.

   (4) Upon the formation of the Company in December 2003, 5,000,000 restricted shares of Common stock were issued as founders shares to Dr. Mathew Zuckerman and Dr. Ted Wong. These Shares were issued pursuant to the terms of the consulting agreements entered into between the Company and Axiom Corp. on behalf of Dr. Zuckerman and Dr. Wong, as described below under "Consulting Agreements." These shares are not subject to any restrictions other than their registration under the Securities Act. The shares were valued at an aggregate of $5,000 or $.001 per share.


CONSULTING AGREEMENTS

Pursuant to the December 2003 License Agreement between the Company and Axiom Corp. and Matthew Zuckerman, described below, Axiom entered into a consulting agreement. Dr. Matthew Zuckerman is President of Axiom which, under the agreement, Axiom was to be paid a consulting fee of $15,000 per month starting September 1, 2003, for a two-year period plus reimbursement of the consultant's direct costs. Axiom was paid $15,000 per month until April 2004. Beginning in May 2004, Axiom is currently being compensated at the rate of $8,500 per month, or $102,000 per annum. Axiom is an independent contractor and only Dr. Zuckerman is providing services to the Company under the consulting agreement. He is required to commit as much time as is acceptable to the Company. Dr. Zuckerman is currently devoting about one-half of his business time to the Company. The agreement is terminable for an uncured breach or by either party on 90 days notice if there is no outstanding project assignment.

On December 11, 2003, NanoSensors purchased a worldwide, perpetual, royalty free, executive license for all commercial markets to use and further develop Dr. Zuckerman's sensor technologies to detect B-C-X agents. The Company paid

Zuckerman and Axiom a one time licensing fee of $90,000, 5,000,000 shares of the Company's common stock and entered into the above-described consulting agreement. See "Business - Technology License."

The Company entered into a two-year consulting agreement with Dr. Ted Wong commencing on September 1, 2003. The contract provides for Dr. Wong to be paid $14,833 per month plus reimbursement of direct costs. Dr. Wong is employed on a full-time basis for the Company. Dr. Wong was paid $14,833 per month until April 2004. Beginning in May 2004, Dr. Wong became a full-time employee of the Company and he is currently being compensated at the reduced rate of $8,500 per month or $102,000 per annum. All inventions and ideas, whether patentable or not, made by Dr. Wong or with others relating to the Company's business shall belong to the Company. The Company intends to enter into an employment agreement with Dr. Ted Wong, Chief Executive Officer and President, prior to the effective date of this Prospectus.

STOCK INCENTIVE PLAN

         The Company intends to adopt a Stock Incentive Plan in order to motivate participants by means of stock options and restricted shares to achieve NanoSensors' long-term performance goals and enable our employees, officers, directors and consultants to participate in our long term growth and financial success.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has entered into a two-year office lease with rent of $2,304, which is personally guaranteed by Dr. Ted Wong, Chief Executive Officer. See "Business-Properties."

         In December 2003, the Company issued 5,000,000 founders shares to Dr. Ted Wong, valued at $.001 per share, for services related to the Company. The Company also issued 5,000,000 founders shares to Dr. Matthew Zuckerman, valued at $.001 per share, in connection with the License Agreement entered into between the Company and Axiom Corp. and Dr. Zuckerman. Dr. Wong and Dr. Zuckerman have each transferred a portion of their shareholdings as gifts to friends and non-affiliated parties and their current shareholdings are listed under the "Principal Stockholders" table. See "Business-Technology License."

         In February 2004, the Company issued 6,250,000 founders shares, valued at $.001 per share, in consideration of cancellation of a note payable from the Company to Meyers Associates L.P. and its affiliates for financial advisory services previously rendered to the Company in connection with the formation and capitalization of the Company's business.

         See "Executive Compensation" above for the terms and conditions of Consulting Agreements entered into by the Company with its two founders, Dr. Ted Wong and Dr. Matthew Zuckerman.

         In February 2004, the Company borrowed $100,000 in the aggregate from two private investors obtained through the Company's investment banker Meyers Associates, L.P. ("Meyers"). Meyers received a 10% sales commission and a 3% non-accountable expense allowance. The net proceeds were used by NanoSensors for product development and working capital. Interest on each note (the "Bridge Notes") accrued at a rate of 10% per annum. These notes matured on the earlier of (a) August 15, 2004, (b) the completion of a private placement of at least

$500,000, or (c) an event of default. Payment of the Bridge Notes was guaranteed by the Company's two founders, Dr. Ted Wong and Dr. Matthew Zuckerman. The investors each received five-year warrants to purchase 50,000 shares of common stock exercisable at $.25 per share. The Bridge Notes were converted into shares of common stock and Class A Warrants in the Company's April 2004 Private Placement.

         The Company believes, based on management's experience, that the transactions in this section are as fair as could have been obtained from unaffiliated third parties. All future transactions and loans with affiliates of the issuer, including 5% or greater Shareholders are to be on terms no less favorable than could be obtained from an unaffiliated third party. All future affiliated transactions and any forgiveness of loans must be (a) for a bona fide business purpose and approved by a majority of the Company's independent directors who do not have an interest in the transactions and who had access, at the Company's expense, to the Company's independent legal counsel, or (b) a transaction permitted under Section 13(k) of the Securities Exchange Act of 1934, as amended.

         By virtue of their ownership of Common Stock and efforts in organizing the Company, Ted Wong and Matthew Zuckerman may be deemed "founders," "parents" and promoters of the Company, and Meyers Associates L.P. and its principals may be deemed a "founder" of the Company as such terms are defined in the Securities Act of 1933 and the Rules and Regulations promulgated thereunder. As described above, Ted Wong and Mathew Zuckman each received 5,000,000 founders shares in connection with the formation of the Company and Meyers Associates L.P. received 6,250,000 founders shares as payment for financial advisory services.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information known to us with respect to the beneficial ownership of 20,102,500 shares of our common stock outstanding, as of January 1, 2005 by:

         o Each person known by us to beneficially own 5% or more of our common stock,
         o  Each of our executive officers and directors, and
         o  All of our executive officers and directors as a group.

         Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

         Except as otherwise indicated in the notes to the following table,

         o  We believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners; and
         o  The address for each beneficial owner listed in the table, except where otherwise noted, is c/o NanoSensors, Inc.

                                           Amount and
                                           Nature of        Percentage of Shares
                                           Beneficial           Beneficially
Name of Stockholder                        Ownership              Owned (1)
-------------------                        ---------              ---------
Ted Wong...............................      2,200,000              10.9%

Matthew Zuckerman......................      3,817,500              19.0%

David Kwong............................      1,000,000               5.0%

Meyers Associates, L.P ................      6,200,000 (2)          27.1%
45 Broadway, 2nd Floor
New York, N.Y. 10006

Bruce Meyers...........................      7,900,000 (3)          34.6%
45 Broadway, 2nd Floor
New York, N.Y. 10006

Imtiaz Khan............................      1,100,000 (4)           5.5%
45 Broadway, 2nd Floor
New York, N.Y. 10006

Robert Seguso..........................      2,550,000 (5)          11.9%
34-5 54th Drive West #G102
Brandenton, Florida 34210

Michael Stone..........................      2,550,000 (5)          11.9%
18 Ozone Avenue
Venice, California 90291

All officers and directors ............      6,017,500              30.0%
     as a group (2 persons)

* Less than 1% of the issued and outstanding shares.
----------

(1) Pursuant to Rule 13d-3 under the Exchange Act, except where noted for an individual shareholder for his respective shareholdings, the percentages are based on the number of shares issued and outstanding and do not include shares of Common Stock currently issuable upon: (i) exercise of common stock purchase warrants to purchase 100,000 shares issued in connection with the Company's $100,000 February 2004 Bridge Financing; (ii) 2,750,000 Class A Warrants to purchase 2,750,000 shares of Common Stock; (iii) placement agent warrants to purchase 1,375,000 shares of Common Stock, 1,375,000 Class A Warrants and 1,375,000 shares of Common Stock underlying the Class A Warrants; and (iv) 82,500 lender's warrants to purchase 82,500 shares of Common Stock.

(2) Includes 3,450,000 shares of Common Stock and unit purchase options to purchase 1,375,000 shares of common stock, and 1,375,000 Class A warrants to purchase 1,375,000 shares of common stock.
(3) Includes 1,700,000 shares of Common Stock owned by Bruce Meyers, as well as the securities listed in note (2) above held by Meyers Associates, L.P. of which entity Bruce Meyers is president and holds voting and investment control.
(4) Includes 1,100,000 shares of Common Stock and does not include the securities listed in note (2) above held by Meyers Associates, L.P. by whom Imtiaz Khan is employed, but does not exercise voting and investment control.
(5) Includes presently-exercisable bridge warrants to purchase 50,000 shares of common stock and presently-exercisable Class A warrants to purchase 1,250,000 shares of common stock.

                              SELLING STOCKHOLDERS

         An aggregate of 8,450,000 shares of Common Stock and 4,125,000 Class A Warrants may be offered for sale and sold pursuant to this prospectus by the selling shareholders. The shares are to be offered by and for the respective accounts of the selling shareholders. We have agreed to register all of the shares under the Securities Act for resale by the selling shareholders and to pay all of the expenses in connection with such registration and sale of the shares, other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders, other than the proceeds from the exercise of the warrants by which certain of the selling shareholders acquired their shares being offered pursuant to this prospectus.

         o We issued 100,000 bridge warrants to two investors in connection with our bridge financing. The warrants are immediately exercisable and each warrant entitles the holder to purchase one share of our common stock at an exercise price of $.25 per share.

         o We issued an aggregate of 2,750,000 shares of our Common Stock to four investors in our Rule 506 Regulation D private placement.

         o We issued an aggregate of 2,750,000 Class A warrants to four investors in our Rule 506 Regulation D private placement. Each Class A warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $.30 per share.

         o We issued 1,375,000 warrants to the placement agent for our private placement. Each warrant entitles the placement agent to purchase one unit consisting of one share of our Common Stock and one Class A warrant at $.20 per unit, each Class A warrant exercisable at an exercise price of $.30 per share, or an aggregate of 2,750,000 shares of common stock.

         Information with respect to the selling shareholders and the shares of our common stock held by them and those shares being offered for sale pursuant to this prospectus is set forth in the following table. None of the selling shareholders has had any material relationship with us within the past three years, except as noted above or in the notes to the following table.

                                            PERCENTAGE OF
                                               SHARES                                             AMOUNT AND NATURE OF
                               NUMBER OF    BENEFICIALLY      NUMBER OF         NUMBER OF         BENEFICIAL OWNERSHIP
                             SHARES OWNED   OWNED BEFORE     SHARES BEING     WARRANTS BEING      AFTER THE SALE OF THE
SELLING SHAREHOLDER          PRIOR TO SALE    OFFERING     OFFERED FOR SALE  OFFERED FOR SALE     SHARES BEING OFFERED
-------------------          -------------    --------     ----------------  ----------------   -----------------------
                                                                                                NUMBER   PERCENTAGE (1)
Eugene Avila                      1,000          -               1,000              0              0             -
Robert Baron                      2,000          -               2,000              0              0             -
Rob Bates                           500          -                 500              0              0             -
Jennifer Caruso                   1,000          -               1,000              0              0             -
Margie Chassman                 252,000         1.2%           252,000           125,000           0             -
Peter Chung                       1,000          -               1,000              0              0             -
Gerald Cohen                      1,000          -               1,000              0              0             -
Victor DiGioia                    2,500          -               2,500              0              0             -
David Flach                         500          -                 500              0              0             -
Hannah Flach                        500          -                 500              0              0             -
Ken Flach                           500          -                 500              0              0             -
Madison Flach                       500          -                 500              0              0             -
Noah Flach                          500          -                 500              0              0             -
Sandra Flach                        500          -                 500              0              0             -
Peter Geddes                      2,000          -               2,000              0              0             -
Anthony Giordano                  1,000          -               1,000              0              0             -
Stanley Goldstein                 2,500          -               2,500              0              0             -
Jesse Grossman                    2,000          -               2,000              0              0             -
David Harary                      1,000          -               1,000              0              0             -
Lawrence Helson                   5,000          -               5,000              0              0             -
Richard Houlding                  2,000          -               2,000              0              0             -
Michael G. Jesselson
12/18/80 Trust                  250,000 (2)     1.2%           250,000           125,000           0             -
Ruth Robin Jemal                  1,000          -               1,000              0              0             -
Evan Kalt                         2,000          -               1,000              0              0             -

                                            PERCENTAGE OF
                                               SHARES                                             AMOUNT AND NATURE OF
                               NUMBER OF    BENEFICIALLY      NUMBER OF         NUMBER OF         BENEFICIAL OWNERSHIP
                             SHARES OWNED   OWNED BEFORE     SHARES BEING     WARRANTS BEING      AFTER THE SALE OF THE
SELLING SHAREHOLDER          PRIOR TO SALE    OFFERING     OFFERED FOR SALE  OFFERED FOR SALE     SHARES BEING OFFERED
-------------------          -------------    --------     ----------------  ----------------   -----------------------
                                                                                                NUMBER   PERCENTAGE (1)
Iris Kalt                         2,000          -               2,000              0              0             -
Lee Kalt                          2,000          -               2,000              0              0             -
Steven Kalt                       1,000          -               1,000              0              0             -
Arshad Khan                       2,500          -               2,500              0              0             -
Asif Khan                         1,000          -               1,000              0              0             -
Abdul Kudiya                      2,000          -               2,000              0              0             -
Sharifa Kudiya                    2,000          -               2,000              0              0             -
Zofia Kura                        2,000          -               2,000              0              0             -
Riffat Lonie                      2,000          -               2,000              0              0             -
Donna Louisa                        500          -                 500              0              0             -
Meyers Associates L.P.        6,200,000 (3)    27.1%         2,750,000          1,375,000      3,450,000       13.4%
Joseph Meyers                     2,500          -               2,500              0              0             -
Rita Meyers                       3,000          -               3,000              0              0             -
Sadie Jemal Meyers                3,000          -               3,000              0              0             -
Abbas Mohib                       2,000          -               2,000              0              0             -
Unaizah Moonis                    1,000          -               1,000              0              0             -
Donald Mudd                       1,000          -               1,000              0              0             -
Edmond Norkus                       500          -                 500              0              0             -
Karen Norkus                        500          -                 500              0              0             -
Tess Norkus                         500          -                 500              0              0             -
Trace Norkus                        500          -                 500              0              0             -
Tyler Norkus                        500          -                 500              0              0             -
Victor Puzio                      1,000          -               1,000              0              0             -
Alia Rauf                         2,000          -               2,000              0              0             -
Janice Rehman                     2,000          -               2,000              0              0             -
Shaheen Rehman                    1,000          -               1,000              0              0             -
Ruth Robin                        1,000          -               1,000              0              0             -

                                            PERCENTAGE OF
                                               SHARES                                             AMOUNT AND NATURE OF
                               NUMBER OF    BENEFICIALLY      NUMBER OF         NUMBER OF         BENEFICIAL OWNERSHIP
                             SHARES OWNED   OWNED BEFORE     SHARES BEING     WARRANTS BEING      AFTER THE SALE OF THE
SELLING SHAREHOLDER          PRIOR TO SALE    OFFERING     OFFERED FOR SALE  OFFERED FOR SALE     SHARES BEING OFFERED
-------------------          -------------    --------     ----------------  ----------------   -----------------------
                                                                                                NUMBER   PERCENTAGE (1)
Allan Rothstein                   1,000          -               1,000              0              0             -
Norman Rothstein                  1,000          -               1,000              0              0             -
Robert Rubin                      3,000          -               3,000              0              0             -
SBK Investment Partners
(5)                               2,000          -               2,000              0              0             -
Betty Seguso                        500          -                 500              0              0             -
Carling Seguso                    1,000          -               1,000              0              0             -
Carling Seguso                      500          -                 500              0              0             -
Debbie Seguso                       500          -                 500              0              0             -
Holden Seguso                       500          -                 500              0              0             -
Rick Seguso                         500          -                 500              0              0             -
Ridley Seguso                       500          -                 500              0              0             -
Robert Seguso                 2,550,000 (4)    12.0%         2,550,000          1,250,000          0             -
Roger Seguso                        500          -                 500              0              0             -
Nadia Shahzad                     2,000          -               2,000              0              0             -
Louis Gimpel Shaukat              2,000          -               2,000              0              0             -
Mahmood Shaukat                   2,000          -               2,000              0              0             -
Ken Sitomer                       1,000          -               1,000              0              0             -
Eileen Slitkin                    2,000          -               2,000              0              0             -
Wade Slitkin                      1,000          -               1,000              0              0             -
Michael Stone                 2,550,000 (4)    12.0%         2,550,000          1,250,000          0             -
Joel Solar                        2,000          -               2,000              0              0             -
Jonathan Spanier                  2,000          -               2,000              0              0             -
Arthur Tacopino                   1,000          -               1,000              0              0             -
Gary Weiss                        2,000          -               2,000              0              0             -
Zahid Yosaf                       1,000          -               1,000              0              0             -

------------

*        Less than 1% of the issued and outstanding shares

(1) As of October 1, 2004, we had 20,102,500 shares of Common stock issued and unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. The number of shares of Common Stock to be issued and outstanding after the offering is 25,702,500 based on all Shares registered under this prospectus actually being issued. For purposes of this table, a person or group of persons is: (a) deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date and (b) assumed to have sold all shares registered hereby in this offering. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 125,000 presently-exercisable Class A Warrants to purchase 125,000 shares of common stock. Voting or investment control over this entity is held by Claire L. Strauss, Trustee.

(3) Includes 3,450,000 shares of Common Stock and unit purchase options to purchase 1,375,000 shares of common stock, and 1,375,000 Class A warrants to purchase 1,375,000 shares of common stock. The 2,750,000 shares issuable upon full exercise of the unit purchase options are the only securities received by Meyers Associates related to underwriting activities. Meyers Associates LP is a registered broker dealer and may be deemed to be an underwriter of its securities offered hereby. Bruce Meyers, President, holds voting and investment control over the securities held by Meyers Associates LP. Meyers Associates LP provided financial advisory services to the Company in connection with the formation of the Company in exchange for 6,250,000 founders shares. See "Certain Relationships and Related Transactions." Meyers Associates LP also acted as placement agent for the Company's April 2004 private placement.

(4) Includes 50,000 presently-exercisable Bridge Warrants to purchase 50,000 shares of common stock and 1,250,000 presently-exercisable Class A Warrants to purchase 1,250,000 shares of common stock.

(5) Jack Becker, Esq. is the managing partner of this investment partnership and shares voting and investment control over the securities held by this entity which consists of members of Snow Becker Krauss PC, the Company's former attorneys.

                            DESCRIPTION OF SECURITIES

GENERAL

         The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share. As of the date of this Prospectus, there were 20,102,000 shares of Common Stock issued and outstanding held by 105 shareholders of record.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued in exchange for the consideration set forth herein, will be, validly issued, fully paid and non-assessable.

WARRANTS

         PRIVATE PLACEMENT WARRANTS. The Company has authorized for issuance up to 4,125,000 Class A Warrants, plus such additional warrants that may become issuable pursuant to the anti-dilution provisions contained in the warrants. The number of Class A Warrants are equal to those issued in connection with our private placement (2,750,000) and those issuable to our placement agent (1,375,000).

         Each A Warrant entitles the holder to purchase one share of Common Stock at any time after issuance at an exercise price per A Warrant of $.30. The A Warrants shall expire on April 30, 2009 (the fifth anniversary of the date of issuance) and be subject to other terms and conditions described below.

         The Warrants may be exercised in whole or in part, at any time and from time to time during the Exercise Period through cash exercises. Unless exercised, the Warrants will automatically expire at the end of the Exercise Period. No holder of these warrants will possess any rights as a stockholder unless the warrant is exercised.

         The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of specific events, such as stock dividends, combinations, mergers, consolidations, reclassifications or other changes in the number of our outstanding shares.

         BRIDGE WARRANTS. The Company has registered for resale under this prospectus an aggregate of 100,000 shares of Common Stock issuable upon exercise of bridge warrants issued to two investors exercisable until February 28, 2009, at $.25 per share.

         REGISTRATION RIGHTS. The Company is required to file the registration statement under the Securities Act, registering the shares of Common Stock, the Warrants and the Warrant Shares underlying the Units, within 90 days following the Closing Date of April 26, 2004, and use its best efforts to have the Registration Statement declared effective by the Commission as promptly thereafter as is commercially reasonable. In the event the Registration Statement is not filed on or before the Filing Date or is not declared effective within 100 days after the Filing Date, the Company shall issue to the investors a number of Warrants equal to the number of shares of Common Stock underlying the Units multiplied by two and one-half percent (2.5%) on such date and on each one month anniversary thereafter and prior to the Effective Date, but in no event to exceed 4 months or 10% of the number of registrable securities. The Registration Statement was filed on or before the Filing Date, however, not declared effective in November 2004, at which time the Company recognized a contingent liability to issue Warrants through the effective date of this prospectus. Therefore, as of the date of this Prospectus the Company was obligated to issue Warrants to purchase 7.5% of the 5,500,000 shares of Common Stock issuable in the private placement. The Company agrees to keep the Registration Statement effective until expiration of the Warrants.


DIVIDENDS

         To date, the Company has not declared or paid any dividends on its Common Stock. The payment by the Company of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition, any dividend restrictions or prohibitions under loan agreements, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings for use in the Company's business operations.

TRANSFER AGENT AND WARRANT AGENT

         The transfer agent for the Common Stock is, and the warrant agent for the Warrants will be, North American Transfer Company, 147 West Merrick Rd., Freeport, New York 11520.

SEC POSITION ON INDEMNIFICATION

         Our By-Laws provide that we will indemnify our officers, directors and former officers and directors against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parities, or a party, by reason of being or having been directors or officers except in relation to matters as to which any such director or officer or former director or officer shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct, in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Laws agreement, vote of stockholders or otherwise.

         We have also entered into a placement agent agreement dated as of April 20, 2004 with Meyers Associates L.P., who is a principal shareholder of the Company, which provides for indemnification of Meyers Associates LP and its affiliates for expenses and liabilities incurred by them by reason of (A) any untrue statement or alleged untrue statement of a material fact contained in the Private Placement documents, or (B) in any application or other document or communication executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to register or qualify the securities under the "blue sky" or securities laws thereof or in order to secure an exemption from such registration or to state a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to the Company with respect to the placement agent expressly for inclusion in the offering documents or in any application, as the case may be; or (C) any breach of any representation, warranty, covenant, or agreement of the Company contained in the placement agent agreement.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is unenforceable.

CERTAIN MARKET INFORMATION

         We intend to seek to have our Common Stock listed on the NASD's OTCBB. An OTCBB listing does not guarantee that an active trading market for our securities will develop. You will likely not be able to sell your securities if an active trading market for our securities does not develop. Further, we can give no assurance that such a market could be sustained if a trading market for our securities were to develop, nor that our securities offered hereby could be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one and, in all likelihood, be highly volatile. In any event, if our securities traded at a low price, many brokerage firms may choose not to engage in market making activities or effect transactions in our securities. Accordingly, purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral.

         Federal regulations governing "penny stocks" could have a detrimental effect on holders of our securities. Trades in our securities will be subject to Rule 15g-9 under the Securities Exchange Act of 1934. This rule imposes special sales practice requirements upon broker-dealers that sell such securities to parties other than established customers or accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Securities are exempt from this rule if the market price is at least $5.00 per share. Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop. In addition, the SEC has adopted regulations that generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. Such exceptions include equity securities listed on Nasdaq and equity securities issued by a Company that has (i) net tangible assets of at least $2,000,000, if such Company has been in continuous operation for more than three years, or (ii) net tangible assets of at least $5,000,000, if such Company has been in continuous operation for less than three years, or
(iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk disclosure schedule explaining the penny stock market and the risks associates therewith. Because our securities currently constitute a "penny stock" within the meaning of these rules, the rules would apply to us and our securities. The rules may further affect the ability of owners of our securities to sell their securities in any market that may develop for them.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this prospectus, we had issued and outstanding 20,102,500 shares of our common stock, and warrants to purchase an aggregate of 5,682,500 shares of our common stock.

         All of the 20,102,500 shares of our common stock issued and outstanding, as well as all remaining securities issued upon exercise of warrants are restricted securities as that term is defined under Rule 144 and, accordingly, may not be sold absent their registration under the Securities Act or pursuant to Rule 144 following their being held for the applicable holding periods set forth in Rule 144.

         In general, under Rule 144, as currently in effect, a person or group of persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate of ours, would be entitled to sell, within any three month period, a number of shares that does not exceed 1% of the number of then outstanding shares of our common stock, provided that, public information about us as required by Rule 144 is available and the Seller complies with manner of sale provisions and notice requirements.

         The volume limitations described above, but not the one-year holding period, also apply to sales of our non-restricted securities by our affiliates. A person who is not an affiliate, has not been an affiliate within three months before the sale and has beneficially owned the restricted securities for at least two years, is entitled to sell the restricted shares under Rule 144 without regard to any of the limitations described above.

         Before the offering pursuant to this prospectus, there has been no public market for our securities. We cannot predict the effect, if any, that sales of, or the availability for sale of, our securities stock will have on the market price of our securities prevailing from time to time. Nevertheless, the possibility that substantial amounts of our common stock and warrants might enter the public market through Rule 144 sales, or otherwise, could adversely affect the prevailing market price of our securities and could impair our ability to raise capital in the future through the sale of securities.

         There may be an adverse effect on the market price of our securities because shares of our common stock are available for future sale. No prediction can be made as to the effect, if any, that future sales, or the availability of shares of our common stock for future sale, by us or by our directors and executive officers will have on the market price of our securities prevailing from time to time. Sales of substantial amounts of our securities, including shares issued upon the exercise of options or warrants, or the perception that such sales could occur, could adversely affect prevailing market prices for the our securities.

                              PLAN OF DISTRIBUTION

         The shares being offered for sale pursuant to this prospectus may be sold by the selling shareholders for their respective own accounts. We will receive none of the proceeds from this offering, other than the proceeds from the exercise of warrants by which certain of the selling shareholders acquired their shares being offered pursuant to this prospectus. Pursuant to written agreements we have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for sales commissions. We estimate these expenses to be approximately $50,000.00. The selling shareholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares. The distribution of the shares by the selling shareholders is not currently subject to any underwriting agreement. Each selling shareholder must use a broker-dealer which is registered in the state in which the selling shareholder seeks to sell their shares.

         The shares may be sold or transferred for value by the selling shareholders, in one or more transactions, on the NASD OTC Bulletin Board, in privately negotiated transactions or in a combination of such methods. The selling shareholders will sell their common stock at a fixed price of $0.30 per share until our common stock is listed on the OTCBB. Thereafter, the shares may be sold or transferred at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Company does not presently intend to list its Class A Warrants on the OTCBB. Therefore, the selling shareholders will sell their warrants at a fixed price of $0.05 for the duration of the offering unless they are listed on the OTCBB. The selling shareholders may effect such transactions by selling or transferring the shares to or through brokers and/or dealers, and such brokers or dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers/transferees of the shares for whom such brokers or dealers may act as agent. Such broker or dealer compensation may be less than or in excess of customary commissions. However, the maximum compensation to be received by any NASD member or independent broker-dealer will not be greater than eight (8%) percent of the gross proceeds of any sale. The selling shareholders and any broker or dealer that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act and under the NASD Corporate Financing Rules, Robert Seguso, Michael Stone and Meyers Associates L.P., may be deemed to be statutory underwriters and these persons will conduct their offering at a fixed price for the duration of its offering, and will assume the responsibilities of acting as a qualified independent underwriter in pricing the offering and conducting due diligence.

         Those persons deemed to be underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits a selling securityholder to directly or indirectly, bid for, purchase or attempt to induce any other person to bid for or purchase our common stock during the distribution of such securities. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock or warrants in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock or warrants originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than they would otherwise be in the absence of these transactions. These transactions may be effected on an exchange, the OTCBB, or otherwise and, if commenced, may be discontinued at any time.

         This offering is being made by the selling shareholders pursuant to NASD Rule 2720. This offering will be made by NASD members of (1) their own securities; (2) the securities of an affiliate; or (3) the securities of a company in which the NASD member or its associated persons, parent or affiliates own the common stock, preferred stock or subordinated debt of the company.

         Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

o the name of each of such selling shareholder and the participating brokers and/or dealers,
o   the number of shares involved,
o   the price at which such shares are being sold,
o the commissions paid or the discounts or concessions allowed to such brokers and/or dealers,
o where applicable, that such brokers and/or dealers did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and
o   other facts material to the transaction.

         Any of the shares of our common stock being offered for sale pursuant to this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         The shares to be offered by pursuant to this prospectus upon the exercise of warrants are issuable in accordance with the terms of the individual warrants. Each of the warrants provide, among other things, that, upon surrender at our principal offices of the certificate evidencing the warrants, with the annexed form to exercise the warrants duly completed, dated and executed, together with payment of the exercise price of the warrants so exercised, the registered holder of the warrants, or such holders' assigned(s), will be entitled to receive a certificate for the shares so purchased.

         Meyers Associates L.P will not participate in any capacity in this offering, other than as a selling stockholder.

         In any future offerings pursuant to a new registration statement with a Qualified Independent Underwriter, Meyers Associates, L.P. will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of the shares of Common Stock at the time of exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Warrants at the time of exercise; (iv) the exercise of the Warrants is unsolicited; and (v) the solicitation of exercise of the Warrants was in violation of Rule 10b-6 promulgated under the Securities Exchange Act of 1934.

         There can be no assurance that the selling shareholders will sell or transfer any of the shares being offered pursuant to this prospectus.

                           REPORTS TO SECURITY HOLDERS

         We will be subject to the information reporting requirements of the Securities Exchange Act of 1934 upon the effective date of this registration statement of which this prospectus is a part. As such, we will file annual, quarterly and special reports, proxy statements and other documents with the Securities and Exchange Commission. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of such material by mail from the public reference facilities of the SEC's Washington, D.C. offices, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding companies, including us, that file electronically with the SEC. The address of the SEC's web site is "http://www.sec.gov."

                                     EXPERTS

         Our consolidated financial statements as of April 30, 2004, and for the period from inception to April 30, 2004, have been included in this prospectus and in the registration statement in reliance upon the report of Madsen & Associates, CPA's, Inc., independent auditors, on their audit of our financial statements given on authority of this firm as an expert in accounting and auditing.

                                  LEGAL MATTERS

The validity of the shares of our common stock and warrants being offered for sale pursuant to this prospectus has been passed upon for us by Robinson & Cole LLP, 885 Third Avenue, New York, New York 10022.

                                    Glossary

EXPLOSIVE AGENTS

Royal Demolition Explosive (RDX)
RDX (Hexahydro-1, 3, 5-trinitro-1, 3, 5 -triazine) is also known as cyclonite, hexogen, Research Department Explosive or Royal Demolition Explosive. It is used as an explosive and is also used in combination with other ingredients in explosives. RDX is produced at military arsenals and is used as an explosive in military munitions and plastic explosives. RDX is a manmade chemical not occurring naturally in the environment. You can be exposed to RDX only when you come in contact with it by drinking, breathing, eating or touching it. Examples include: drinking contaminated water or eating contaminated plants, ingestion of soil impacted by RDX, breathing contaminated air, contacting RDX in water while bathing or swimming.

Plastic Bound Explosives (PBX):
On April 26, 2002, the Department of Treasury, Bureau of Alcohol, Tobacco and Firearms ("BATF") revised the List of Explosive Materials to define PBX as was previously defined as "RDX and plasticizer." The definition was changed to reflect that PBX is an acronym for "plastic bonded explosive.

Trinitrotoluene (TNT)
Trinitrotoluene is and explosive consisting of a yellow crystalline compound that is a flammable toxic derivative of toluene.

BIOLOGICAL AGENTS

Anthrax:
Anthrax is an acute infectious disease caused by the spore-forming bacterium Bacillus anthracis. Anthrax most commonly occurs in wild and domestic lower vertebrates (cattle, sheep, goats, camels, antelopes, and other herbivores), but it can also occur in humans when they are exposed to infected animals or tissue from infected animals. Anthrax is most common in agricultural regions where it occurs in animals. These include South and Central America, Southern and Eastern Europe, Asia, Africa, the Caribbean, and the Middle East. When anthrax affects humans, it is usually due to an occupational exposure to infected animals or their products. Workers who are exposed to dead animals and animal products from other countries where anthrax is more common may become infected with B. anthracis (industrial anthrax). Anthrax in wild livestock has occurred in the United States. Anthrax infection can occur in three forms: cutaneous (skin), inhalation, and gastrointestinal. B. anthracis spores can live in the soil for many years, and humans can become infected with anthrax by handling products from infected animals or by inhaling anthrax spores from contaminated animal products. Anthrax can also be spread by eating undercooked meat from infected animals. It is rare to find infected animals in the United States. Ricin:
Ricin is a poison that can be made from the waste left over from processing castor beans. It can be in the form of a powder, a mist, or a pellet, or it can be dissolved in water or weak acid. It is a stable substance. For example, it is not affected much by extreme conditions such as very hot or very cold temperatures. Castor beans are processed throughout the world to make castor oil. Ricin is part of the waste "mash" produced when castor oil is made. Ricin has some potential medical uses, such as bone marrow transplants and cancer treatment (to kill cancer cells). It would take a deliberate act to make ricin and use it to poison people. Accidental exposure to ricin is highly unlikely. People can breathe in ricin mist or powder and be poisoned. Ricin can also get into water or food and then be swallowed. Pellets of ricin, or ricin dissolved in a liquid, can be injected into people's bodies. Depending on the route of exposure (such as injection or inhalation), as little as 500 micrograms of ricin could be enough to kill an adult. A 500-microgram dose of ricin would be about the size of the head of a pin. A greater amount would likely be needed to kill people if the ricin were swallowed. Ricin poisoning is not contagious. It cannot be spread from person to person through casual contact.

Yellow Fever:
Yellow fever occurs only in Africa and South America. In South America sporadic infections occur almost exclusively in forestry and agricultural workers from occupational exposure in or near forests. In Africa the virus is transmitted in three geographic regions: principally and foremost, in the moist savanna zones of West and Central Africa during the rainy season, secondly, outbreaks occur occasionally in urban locations and villages in Africa, and finally, to a lesser extent, in jungle regions. Yellow fever is a viral disease transmitted between humans by a mosquito. Yellow fever is a very rare cause of illness in travelers, but most countries have regulations and requirements for yellow fever vaccination that must be met prior to entering the country. General precautions to avoid mosquito bites should be followed. These include the use of insect repellent, protective clothing, and mosquito netting. Yellow fever vaccine is a live virus vaccine which has been used for several decades. A single dose confers immunity lasting 10 years or more. Adults and children over 9 months can take this vaccine. Administration of immune globulin does not interfere with the antibody response to yellow fever vaccine. This vaccine is only administered at designated yellow fever vaccination centers; the locations of which can usually be given by your local health department.

CHEMICAL AGENTS

Sarin:

Sarin is a human-made chemical warfare agent classified as a nerve agent. Nerve agents are the most toxic and rapidly acting of the known chemical warfare agents. They are similar to certain kinds of pesticides (insect killers) called organophosphates in terms of how they work and what kind of harmful effects they cause. However, nerve agents are much more potent than organophosphate pesticides. Sarin originally was developed in 1938 in Germany as a pesticide. Sarin is a clear, colorless, and tasteless liquid that has no odor in its pure form. However, Sarin can evaporate into a vapor (gas) and spread into the environment. Sarin is also known as GB.

Dioxin:

Dioxin is the common name used to refer to the chemical 2,3,7,8-tetrachlorodibenzo-p-dioxin or TCDD. In addition to dioxin itself there are other compounds, such as the polychlorinated dibenzodioxins (PCDDs), polychlorinated dibenzofurans (PCDFs) and some polychlorinated biphenyls (PCBs), that have similar structures and activity as dioxin. These are often commonly referred to as dioxin-like compounds or "dioxins". Dioxins are chemical contaminants that have no commercial usefulness by themselves. They are formed during combustion processes, such as waste incineration, forest fires and backyard trash burning, and during manufacturing processes such as herbicide manufacture and paper manufacture. e.g. dioxin was a contaminant of the herbicide Agent Orange used as a defoliant by U.S. forces in Vietnam.

Cyanide:

Cyanide is a rapidly acting, potentially deadly chemical that can exist in various forms. Cyanide can be a colorless gas, such as hydrogen cyanide (HCN) or cyanogen chloride (CNCl), or a crystal form such as sodium cyanide (NaCN) or potassium cyanide (KCN). Cyanide sometimes is described as having a "bitter almond" smell, but it does not always give off an odor, and not everyone can detect this odor. Cyanide is also known by the military designations AC (for hydrogen cyanide) and CK (for cyanogen chloride). Hydrogen cyanide, under the name Zyklon B, was used as a genocidal agent by the Germans in World War II. Cyanide is released from natural substances in some foods and in certain plants such as cassava. Cyanide is contained in cigarette smoke and the combustion products of synthetic materials such as plastics. Combustion products are substances given off when things burn. In manufacturing, cyanide is used to make paper, textiles, and plastics. It is present in the chemicals used to develop photographs. Cyanide salts are used in metallurgy for electroplating, metal cleaning, and removing gold from its ore. Cyanide gas is used to exterminate pests and vermin in ships and buildings. If accidentally ingested (swallowed), chemicals found in acetonitrile-based products that are used to remove artificial nails can produce cyanide.

MADSEN & ASSOCIATES, CPA's Inc.                        684 East Vine St, Suite 3
-------------------------------                            Murray, Utah 84107
Certified Public Accountants and Business Consultants    Telephone 801 268-2632
                                                            Fax 801-262-3978



Board of Directors
Nanosensors,  Inc.
Santa Clara, California

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Nanosensors, Inc. (development stage company) at April 30, 2004 and the related statement of operations, stockholders' equity, and cash flows for the period December 23, 2003 (date of inception) to April 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nanosensors, Inc. at April 30, 2004 and the results of operations, and cash flows for the period December 23, 2003 (date of inception) to April 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             /s/ Madsen & Associates, CPA's Inc.
Salt Lake City, Utah,
July 12, 2004

                               NANOSENSORS, INC.
                          (Development Stage Company)
                                  BALANCE SHEET
                                 April 30, 2004

================================================================================


ASSETS
CURRENT ASSETS
         Cash                                                       $ 351,164
    Inventory - for sale                                               16,072
                                                                    ---------
         Total Current Assets                                         367,236
                                                                    ---------

PROPERTY AND EQUIPMENT - net of depreciation                            7,067
                                                                    ---------
OTHER ASSETS
   License - net of amortization                                       87,610
   Deposit                                                              3,000
                                                                    ---------
                                                                       90,610
                                                                    ---------
                                                                    $ 464,913
                                                                    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Note payable - license                                            17,500
     Notes payable and accrued interest                               154,828
     Accounts payable - related party                                  63,917
     Accounts payable                                                  89,781
                                                                    ---------
         Total Current Liabilities                                    326,026
                                                                    ---------

STOCKHOLDERS' EQUITY
     Common stock
        50,000,000 shares authorized, at $.001 par value;
        19,297,500 shares issued and outstanding                       19,298
          Capital in excess of par value                              465,027
     Stock subscriptions receivable                                   (10,733)
     Deficit accumulated during the development stage                (334,705)
                                                                    ---------
         Total  Stockholders' Equity                                  138,887
                                                                    ---------
                                                                    $ 464,913
                                                                    =========


   The accompanying notes are an integral part of these financial statements.

                               NANOSENSORS, INC.
                           (Development Stage Company)
                             STATEMENT OF OPERATIONS
              For the Period December 23, 2003 (date of Inception)
                                 April 30, 2004

================================================================================

REVENUES                                                            $      --

EXPENSES
   Administrative                                                      45,222
Research and development                                              263,348
     Depreciation and amortization                                      8,323
                                                                    ---------

NET LOSS  -before other income and expense                           (316,893)

OTHER INCOME AND EXPENSE
   Interest income                                                        129
   Interest and other financing expense                               (17,941)
                                                                    ---------
NET LOSS                                                            $(334,705)
                                                                    =========

NET LOSS  PER COMMON SHARE

   Basic and diluted                                                $    (.02)
                                                                    ---------

AVERAGE OUTSTANDING SHARES (stated in 1,000's)

    Basic                                                              17,396
                                                                    ---------
    Diluted                                                            21,521
                                                                    ---------


   The accompanying notes are an integral part of these financial statements.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              For the Period December 23, 2003 (date of inception)
                                to April 30, 2004

================================================================================

                                                                             Capital in
                                                            Common Stock      Excess of    Accumulated
                                                   Shares         Amount      Par Value        Deficit
                                               ----------   ------------     ----------    -----------
Balance December 23, 2003                              --   $         --     $       --    $        --

Issuance of common stock for services
   at $.001                                     5,000,000          5,000             --             --
Issuance of common stock for license
   at $.001                                     5,000,000          5,000             --             --
Issuance of common stock for note
   receivable at $.001                          6,250,000          6,250             --             --
Issuance of common stock for expenses
   at $.001                                       200,000            200             --             --
Issuance of common stock for cash
   at $.05                                          9,500             10            465             --
Issuance of common stock for note
  receivable at $.05                               88,000             88          4,312             --
Issuance of common stock for cash
  at $.20 - net of issuance costs               2,750,000          2,750        460,250             --
Net operating loss for the period December
  23, 2003 to April 30, 2004                           --             --             --       (334,705)
                                               ----------   ------------     ----------    -----------

Balance April 30, 2004                         19,297,500   $     19,298     $  465,027    $  (334,705)
                                               ==========   ============     ==========    ===========


   The accompanying notes are an integral part of these financial statements.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                             STATEMENT OF CASH FLOWS
              For the Period December 23, 2003 (date of inception)
                                to April 30, 2004

================================================================================

CASH FLOWS FROM
   OPERATING ACTIVITIES

   Net loss                                                         $(334,705)

Adjustments to reconcile net loss to
       net cash provided by operating
       activities

           Depreciation and amortization                                8,323
           Changes in stock subscriptions receivable                      (83)
           Changes in inventory                                       (16,072)
           Changes in accounts payable                                176,026
            Issuance common capital stock for expenses                  5,200
                                                                    ---------
          Net Change in Cash From Operations                         (161,311)
                                                                    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
          Purchase of equipment                                        (8,000)
          Purchase of license                                         (90,000)
         Deposit                                                       (3,000)
                                                                    ---------
                                                                     (101,000)
                                                                    ---------
CASH FLOWS FROM FINANCING
   ACTIVITIES
           Proceeds from notes payable                                150,000
           Proceeds from issuance of common stock                     463,475
                                                                    ---------
                                                                      613,475
                                                                    ---------
   Net Increase in Cash                                               351,164
   Cash at Beginning of Period                                             --
                                                                    ---------
   Cash at End of Period                                            $ 351,164
                                                                    =========

NON CASH FLOWS FROM OPERATING AND INVESTING ACTIVITIES

    Issuance of 5,200,000 common shares for services and expenses   $   5,200
                                                                    ---------
    Issuance of 5,000,000 common shares for license                     5,000
                                                                    ---------


   The accompanying notes are an integral part of these financial statements.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                          NOTES TO FINANCIAL STATEMENT
                                 APRIL 30, 2004

================================================================================


1. ORGANIZATION

The Company was incorporated under the laws of the state of Nevada on December 23, 2003 with authorized common stock of 50,000,000 shares at $.001 par value.

The Company was organized for the purpose of the development and marketing of sensors to detect explosives, chemicals, and biological agents. The Company is in the development stage and has not started any significant operations.

The Company has elected September 30 as its fiscal year.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

On April 30, 2004, the Company had a net operating loss available for carry forward of $334,705. The tax benefit of approximately $100,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no operations. The net operating loss will expire 2024.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

                                NANOSENSORS, INC.
                          (Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 APRIL 30, 2004

================================================================================


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Financial and Concentrations Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consists primarily of cash. Cash balances are maintained in accounts that are not federally insured for amounts over $100,000 but are other wise in financial institutions of high credit quality.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity, at the time of purchase, of less than three months, to be cash equivalents.

Property and equipment

The Company's property and equipment consists of the following:

             Office equipment                                  8,000
             Less  accumulated depreciation                     (933)
                                                              ------
                                                               7,067
                                                              ------

Office equipment is depreciated on the straight line method over five and seven years.

Research  and  Development  Costs

Research and development costs, including wages, supplies, depreciation of equipment used in the research activity, and any assigned overhead expense, are expensed as incurred.

Revenue Recognition

Revenue will be recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company will expense advertising and market development costs as incurred.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 APRIL 30, 2004

================================================================================


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Financial Instruments

Financial instruments consist of cash, and accounts and notes payable, and are considered by management to be their estimated fair values due to the short maturity of these instruments.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.  PURCHASE OF LICENSE

On December 11, 2003 the Company purchased a worldwide, perpetual, exclusive, marketing license from Axiom Corp and Matt Zuackerman (not related parties) for the use of, and further development of, sensor technology for detecting explosives, chemicals and biological agents. The terms of the purchase included a one time licensing fee of $90,000 and the issuance of 5,000,000 common shares of stock, with an estimated value of $5,000, and a consulting agreement, which provides for a monthly fee of $15,000 to be paid for the further development of the sensors ( note 5). At the report date $72,500 had been paid on the contract, leaving a balance due of $17,500, which is currently due. During the term of the consulting agreement all technology for detecting explosives, chemicals, and biological agents, developed and ready for patent application will be assigned to the Company.

The useful life of the license was determined by management to be five years and is being amortized on the straight line method or a faster rate if it is determined to have a shorter life.

All costs incurred during the research and development stage are expensed.

4.  NOTES PAYABLE AND ACCRUED INTEREST

Notes payable and accrued interest consist of convertible, unsecured, demand loans, at a 10% interest rate. 200,000 common shares were issued as part of the costs of financing. It is the intent of the parties to convert the notes and accrued interest payable into common stock, and warrants, at the rate of $.20 per share, during August 2004, which will equal approximately 874,069 shares and 154,069 warrants. The warrants can be exercised for an equal number of common shares at $.30 any time before January 21, 2007.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 APRIL 30, 2004

================================================================================


5.  CONTINUING LIABILITIES

The Company entered into two consulting agreements, including one described in note 3, for the further development of explosive, chemical, and biological sensors. The terms of the agreements provide for a total monthly fee of $29,833, to continue for two years from September 1, 2003, and can be canceled by either party.

6.  CAPITAL STOCK

The Company completed private placement offerings of 5,000,000 common shares at $.001 for services, and 5,000,000 common shares for a license (note 3), 200,000 shares for financing costs (note 4), 6,338,000 shares for notes receivable of $10,650 and 2,759,500 shares for cash, which included 2,750,000 warrants, to purchase an equal number of shares at $.30 per share before April 30, 2009, and 1,375,000 units. Each unit consists of the right to purchase one share at $.20 per share and one additional warrant which can be exercised at $.30 per share before April 30, 2009.

During May 2004, the Company issued 2,500 common shares at $.05 per share.

7.  SIGNIFICANT  TRANSACTIONS WITH RELATED PARTIES

An officer-director, his family, and a manager, acquired 17.6% of the common capital stock issued, and have accrued liabilities due them of $63,917, resulting from the consultant agreements outlined in note 5.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 APRIL 30, 2004

================================================================================


8.  GOING CONCERN

The company will need additional working capital for its future planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon sales, the exercising of warrants offered, and the proceeds from this offering. The net proceeds from these sources are expected to meet the Company's needs beyond the coming year.

Management believes the Company will meet working capital requirements for only the next two months from invested capital on hand without any other sources. If our initial products are produced and sold, we expect to need additional equity to support the higher inventory and accounts receivable levels accompanying such sales. If adequate funds are not available, we may not be able to enhance our products to take advantage of future sales opportunities or respond to competitive pressures.

Management believes that the net proceeds of this offering, the exercise of the Warrants offered, together with funds planned to be generated from operations will be sufficient to support our operations over approximately the next 20 months. This estimate assumes that the Company will be able produce and sell its initial product, which will generate adequate cash flow to provide liquidity needed to continue as a going concern. If the Company does not obtain revenues, additional funds will be needed in order to produce other products currently in development. If additional funds are required earlier than anticipated there can be no assurance that we will be able to obtain such funds from financial institutions, government funding, and the exercise of the Warrants, on a basis deemed acceptable.

                                NANOSENSORS, INC.
                          (Development Stage Company)
                            BALANCE SHEET - UNAUDITED
                                 AUGUST 31, 2004

================================================================================


ASSETS
CURRENT ASSETS
   Cash                                                               $  38,740
    Inventory - for sale                                                 16,072
    Prepaid expenses                                                     64,500
    Other                                                                    83
                                                                      ---------
       Total Current Assets                                             119,395
                                                                      ---------

PROPERTY AND EQUIPMENT - net of depreciation                              6,667
                                                                      ---------

OTHER ASSETS
   License - net of amortization                                         82,860
   Deposit                                                                3,000
                                                                      ---------
                                                                         85,860
                                                                      $ 211,922

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable - related party                                 $  61,966
    Accounts payable                                                     72,150
                                                                      ---------
        Total Current Liabilities                                       134,116
                                                                      ---------

STOCKHOLDERS' EQUITY
     Common stock
        50,000,000 shares authorized, at $.001 par value;
        20,102,500 shares issued and outstanding                         20,103
    Capital in excess of par value                                      589,674
     Deficit accumulated during the development stage                  (531,971)
                                                                      ---------
       Total  Stockholders' Equity                                       77,806
                                                                      ---------
                                                                      $ 211,922
                                                                      =========

   The accompanying notes are an integral part of these financial statements.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                       STATEMENT OF OPERATIONS - UNAUDITED
                FOR THE FOUR MONTHS ENDED AUGUST 31, 2004 AND THE
         PERIOD DECEMBER 23, 2003 (DATE OF INCEPTION) TO AUGUST 31, 2004


================================================================================

                                                      AUG 31,    DEC 23, 2003 TO
                                                       2004        AUG 31, 2004
                                                     ---------   ---------------

REVENUES                                             $      --       $      --

EXPENSES
   Administrative                                       62,103         107,325
   Research and development                            128,744         392,092
     Depreciation and amortization                       5,150          13,473

NET LOSS - before other income and expense            (195,997)       (512,890)

OTHER INCOME AND EXPENSE

   Interest income                                         539             668
   Interest and other financing expense                 (1,808)        (19,749)
                                                     ---------       ---------

NET LOSS                                             $(197,266)      $(531,971)
                                                     =========       =========

NET LOSS PER COMMON SHARE

   Basic and diluted                                 $    (.01)      $    (.03)
                                                     ---------       ---------

AVERAGE OUTSTANDING SHARES (stated in 1,000's)

    Basic                                               17,423          17,448
                                                     ---------       ---------

    Diluted                                             21,555          21,574
                                                     ---------       ---------


   The accompanying notes are an integral part of these financial statements.

                                NANOSENSORS, INC.
                           (DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE PERIOD DECEMBER 23, 2003 (DATE OF INCEPTION) TO
 APRIL 30, 2004 (AUDITED) AND THE FOUR MONTHS ENDED AUGUST 31, 2004 (Unaudited)
      AND THE PERIOD FROM DECEMBER 23, 2003 TO AUGUST 31, 2004 (Unaudited)


================================================================================

                                                                       CAPITAL IN
                                                   COMMON STOCK         EXCESS OF   ACCUMULATED
                                               SHARES        AMOUNT     PAR VALUE     DEFICIT
                                             ----------   ----------   ----------   ----------
BALANCE DECEMBER 23, 2003                            --   $       --   $       --   $       --

Issuance of common stock for license
   at $.001                                   5,000,000        5,000           --           --
Issuance of common stock for services
   and expenses at $.001                     11,450,000       11,450           --           --
Issuance of common stock for cash
   at $.05                                        9,500           10          465           --
Issuance of common stock for cash
   at $.20 - net of issuance costs            2,750,000        2,750      460,250           --
Issuance of common stock for note
   receivable - at $.05 - paid in June           88,000           88        4,312
Net operating loss for the period December
   23, 2003 to April 30, 2004                        --           --           --     (334,705)
                                             ----------   ----------   ----------   ----------

BALANCE APRIL 30, 2004                       19,297,500       19,298      465,027     (334,705)

Issuance of common stock for payment
   of debt at $.20                              620,000          620      123,380           --
Issuance of common stock for expenses
   at $.0078                                    185,000          185        1,267           --
Net operating loss for the period May 1
   to August 31, 2004                                --           --           --     (197,266)
                                             ----------   ----------   ----------   ----------

BALANCE AUGUST 31, 2004                      20,102,500   $   20,103   $  589,674   $ (531,971)
                                             ==========   ==========   ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                       STATEMENT OF CASH FLOWS - UNAUDITED
               FOR THE FOUR MONTHS ENDED AUGUST 31, 2004 AND THE
         PERIOD DECEMBER 23, 2003 (DATE OF INCEPTION) TO AUGUST 31, 2004

================================================================================

                                                         AUG 31,      DEC 23, 2003 TO
                                                          2004          AUG 31, 2004
                                                        ---------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss                                             $(197,266)      $(531,971)

   Adjustments to reconcile net loss to
       net cash provided by operating
       activities

           Depreciation and amortization                    5,150          13,473
           Changes in interest receivable                      --             (83)
           Changes in inventory                                --         (16,072)
           Changes in accounts payable                    (66,766)        259,260
           Issuance common capital stock for expenses       6,433          11,633
           Changes in prepaid expenses                    (64,500)        (64,500)

             Net Change in Cash From Operations          (316,949)       (328,260)
                                                        ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
           Purchase of equipment                               --          (8,000)
           Purchase of license                                 --         (90,000)
           Deposit                                             --          (3,000)
                                                        ---------       ---------
                                                               --        (101,000)
                                                        ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
           Proceeds from issuance of common stock           4,525         468,000
                                                        ---------       ---------

   Net Change in  Cash                                   (312,424)         38,740
   Cash at Beginning of Period                            351,164              --
                                                        ---------       ---------
   Cash at End of Period                                $  38,740       $  38,740
                                                        =========       =========


   The accompanying notes are an integral part of these financial statements.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                          NOTES TO FINANCIAL STATEMENT
                                 AUGUST 31, 2004

================================================================================


1. ORGANIZATION

The Company was incorporated under the laws of the state of Nevada on December 23, 2003 with authorized common stock of 50,000,000 shares at $.001 par value.

The Company was organized for the purpose of the development and marketing of sensors to detect explosives, chemicals, and biological agents. The Company is in the development stage and has not started any significant operations.

The Company has elected September 30 as its fiscal year.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The finanical information herein is unaudited. However, in the opinion of management, such information reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the periods being reported. Additionally, it should be noted that the accompanying condensed consolidated financial statements do not purport to contain complete disclosures required for annual financial statments in conformity with generally accepted accounting principles.

The results of operations for the four months ended August 31, 2004, are not necessarily indicative of the results of operations for the full fiscal year ending September 30, 2004.

These condensed consolidated statements should be read in conjunction with the Company's consolidated financial statements for the period December 23, 2003 (date of inception) to April 30, 2004.


Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy


The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

On August 31, 2004, the Company had a net operating loss available for carry forward of $531,971. The tax benefit of approximately $159,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no current commercial operations. The net operating loss will expire 2024.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 31, 2004

================================================================================


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Financial and Concentrations Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consists primarily of cash. Cash balances are maintained in accounts that are not federally insured for amounts over $100,000 but are other wise in financial institutions of high credit quality.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity, at the time of purchase, of less than three months, to be cash equivalents.

Property and equipment

The Company's property and equipment consists of the following:

             Office equipment                        8,000
             Less  accumulated depreciation         (1,333)
                                                    ------
                                                     6,667
                                                    ------

Office equipment is depreciated on the straight line method over five and seven years.

Research  and  Development  Costs

Research and development costs, including wages, supplies, depreciation of equipment used in the research activity, and any assigned overhead expense, are expensed as incurred.

Revenue Recognition

Revenue will be recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company will expense advertising and market development costs as incurred.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 31, 2004

================================================================================


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Financial Instruments

Financial instruments consist of cash, and accounts and notes payable, and are considered by management to be their estimated fair values due to the short maturity of these instruments.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.  PURCHASE OF LICENSE

On December 11, 2003 the Company purchased a worldwide, perpetual, exclusive, marketing license from Axiom Corp and Matt Zuckerman (not related parties) for the use of, and further development of, sensor technology for detecting explosives, chemicals and biological agents. The terms of the purchase included a one time licensing fee of $90,000 and the issuance of 5,000,000 common shares of stock, with an estimated value of $5,000, and a consulting agreement, which provides for a monthly fee of $8,500, as revised on May 1, 2004, to be paid for the further development of the sensors. During the term of the consulting agreement all technology for detecting explosives, chemicals, and biological agents, developed and ready for patent application will be assigned to the Company.

The useful life of the license was determined by management to be five years and is being amortized on the straight line method or a faster rate if it is determined to have a shorter life.

All costs incurred during the research and development stage are expensed.

4.  CONTINUING LIABILITIES

The Company entered into two consulting agreements, including one described in note 3, for the further development of explosive, chemical, and biological sensors. The terms of the agreements provide for a total monthly fee of $17,000, as revised on May 1, 2004, to continue for two years from September 1, 2003, and can be canceled by either party.

                                NANOSENSORS, INC.
                           (Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 AUGUST 31, 2004

================================================================================

5.  CAPITAL STOCK

Included in the following is a summary of common stock issued from inception.


                                                   Common Stock            Capital in
                                            -------------------------      Excess of
                                              Shares         Amount        Par Value      Reference
                                            ----------     ----------     ----------     ----------
Balance December 23, 2003                           --     $       --     $       --          --
Issuance of founders' common stock
   for license at $.001                      5,000,000          5,000             --          (1)
Issuance of founders' common stock
   for services and expenses at $.001       11,450,000         11,450             --          (2)
Issuance of common stock for cash
    at $.05                                      9,500             10            465          (3)
Issuance of common stock for cash
  at $.20 - net of issuance costs            2,750,000          2,750        460,250          (3)
Issuance of common stock for note
   receivable - at $.05 - paid in June          88,000             88          4,312          (3)

Balance April 30, 2004                      19,297,500         19,298        465,027

Issuance of common stock for payment
   of debt at $.20                             620,000            620        123,380          (3)
Issuance of common stock for expenses
   at $.0078                                   185,000            185          1,267          (2)
Net operating loss for the period May 1
   to August 31, 2004                               --             --             --
                                            ----------     ----------     ----------

Balance August 31, 2004                     20,102,500     $   20,103     $  589,674
                                            ==========     ==========     ==========

All common stock issued at $.001-$.0078 was considered by management to be their fair values. These shares were authorized prior to any stock issued at a higher value.

(1) Issuance of 5,000,000 shares for a license during the audited fiscal year ended April 30, 2004 ("Fiscal 2004"). The value was added to the license cost and is being amortized. (Note 3)

(2) Issuance of 11,250,000 shares for services and 200,000 shares for loan costs during Fiscal 2004. An additional 185,000 shares were issued in August 2004 for loan costs which were committed to during Fiscal 2004. The amounts were expensed.

(3) Issuance of all other shares for cash and payment of debt were negotiated at the values shown.


Included with the issuance of common shares was 82,500 warrants that can be exercised for 82,500 additional shares at $.20 per share at any time within three years and 2,750,000 warrants to purchase an equal number of shares at $.30 per share before April 30, 2009, and 1,375,000 units. Each unit consists of the right to purchase one share at $.20 per share and one additional warrant which can be exercised at $.30 per share before April 30, 2009.

6.  SIGNIFICANT  TRANSACTIONS WITH RELATED PARTIES

An officer-director, his family, and a manager, acquired 17% of the common capital stock issued, and have accrued liabilities due them of $61,966, resulting from a consultant agreement.

7.  GOING CONCERN

The company will need additional working capital for its future planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon sales, the exercising of warrants offered, and the proceeds from this offering. The net proceeds from these sources are expected to meet the Company's needs beyond the coming year.

Management believes the Company will meet working capital requirements for only the next two months from invested capital on hand without any other sources. If our initial products are produced and sold, we expect to need additional equity to support the higher inventory and accounts receivable levels accompanying such sales. If adequate funds are not available, we may not be able to enhance our products to take advantage of future sales opportunities or respond to competitive pressures.

Management believes that the gross proceeds of approximately $1,537,500 from the exercise of all of the Warrants offered, together with funds planned to be generated from operations will be sufficient to support our operations over approximately the next 20 months. If 50% of the Warrants offered hereby are exercised, the Company would receive gross proceeds of $768,750 which would be sufficient to support our operations for approximately 10 months. This estimate assumes that the Company will be able produce and sell its initial product, which will generate adequate cash flow to provide liquidity needed to continue as a going concern. If the Company does not obtain revenues, additional funds will be needed in order to produce other products currently in development. If additional funds are required earlier than anticipated there can be no assurance that we will be able to obtain such funds from financial institutions, government funding, and the exercise of the Warrants, on a basis deemed acceptable.

         No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to this date. This prospectus does not constitute an offer to sell or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.



                                NANOSENSORS, INC.

                         8,450,000 SHARE OF COMMON STOCK

                           4,125,000 CLASS A WARRANTS





        Until April 12, 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The following statutes and by-law provisions are the only statutes, charter provisions, by-laws, contracts or other arrangements known to the registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

         Article VI of the registrant's By-laws provides that:

         The Corporation shall indemnify any and all of its Directors or Officers or former Directors or Officers or any person who may have served at its request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Directors or Officers or a Director or Officers of the Corporation or of such other corporation, except in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct, in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law agreement, vote of stockholders or otherwise.

         Sections 78.7502 and 78.751 of the Nevada General Corporation Law ("GCL"), provide that:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a) By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         Section 78.752 of the GCL provides that:

         1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

         2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

         (a) The creation of a trust fund.

         (b) The establishment of a program of self-insurance.

         (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

         (d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

         4. In the absence of fraud:

         (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

         (b) The insurance or other financial arrangement:

             (1) Is not void or voidable; and

             (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

         5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee.........................................   $        265.14
NASD registration fee........................................   $        709.25
Printing expenses............................................          1,000.00*
Legal fees...................................................         35,000.00*
Accounting fees..............................................         10,000.00*
Miscellaneous................................................   $      3,025.61*
                                                                 --------------
Total........................................................   $     50,000.00
                                                                 ==============
----------
* Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         (a) In December 2003, the Company issued 5,000,000 founders shares to Dr. Ted Wong, valued at $.001 per share, for services related to the Company. The Company issued 5,000,000 founders shares to Dr. Matthew Zuckerman, valued at $.001 per share, in connection with the License Agreement entered into between the Company and Axiom Corp. and Dr. Zuckerman. The Company also issued 6,250,000 founders shares at $.001 per share to Meyers Associates L.P. and its affiliates, for services related to the Company. The registrant believes that issuance of the shares did not require registration under the Act pursuant to the exemption available under Section 4(2) of the Act. There was no underwriter or placement agent involved in the transaction.

         (b) In February 2004, the registrant sold an aggregate of $100,000 of units to two accredited investors pursuant to a private placement. Each unit consisted of $50,000 principal amount of 10% subordinated promissory notes (the "Notes") and warrants to purchase 50,000 shares of common stock of the registrant. The Notes were to mature on August 15, 2004, or upon completion of a private placement of at least $500,000. In connection with the registrant's completion of the private placement described in subsection (d) below, the two investors elected to convert their notes into units in such subsequent private placement. The registrant used the proceeds of these loans for development of its initial proposed products, marketing, business development and general and administrative expenses. The registrant believes that issuance of the notes, warrants and shares issued upon conversion of the notes did not require registration under the Securities Act of 1933, as amended (the "Act"), pursuant to an exemption available under the provision of Section 4(2) under the Act. Meyers Associates L.P. acted as placement agent in the offering and received a 10% sales commission and a 3% non-accountable expense allowance.

         (c) In April and May 2004, the registrant sold an aggregate of 100,000 founders' shares at a price equal to $.05 per share pursuant to a private placement under Rule 504 of Regulation D promulgated under the Act. Of the total purchase price of $5,000, $4,400 was evidenced by promissory notes which were paid after April 30, 2004. There was no underwriter or placement agent involved in the transaction.

         (d) In April 2004, the registrant, through its Placement Agent, Meyers Associates, L.P., sold an aggregate of 2,750,000 units at $.20 per unit, or $550,000, each unit consisting of one share of Common Stock and one five-year Warrant to purchase one share of Common Stock at $.30 per share to 4 accredited investors. Meyers Associates received a sales commission on the $550,000 of units issued, or $55,000, a $16,500 non-accountable expense allowance and warrants to purchase an aggregate of 1,375,000 units, identical to the units issued in the private placement for five years.

         (e) In December 2003, the Company borrowed $80,000 from Austin E. Hills, an unaffiliated lender, which note matures on January 20, 2005, with interest of $2,500 due by February 20, 2004. In February 2004, the Company borrowed an additional $40,000 from Austin E. Hills with interest of $1,500 due by March 9, 2004. Mr. Hills received an aggregate of 200,000 shares of Common Stock from the registrant in connection with the making of these loans and 100,000 shares issued in consideration of his agreement to convert these loans. The proceeds of these two loans were used by the Company for administrative expenses and research and development expenditures.

          In August 2004, the Company issued: (i) 412,500 shares of Common Stock to Austin E. Hills, at $.20 per share, in cancellation of the December 2003 promissory note plus $2,500 of accrued interest; and (ii) 207,500 shares of Common Stock to Austin E. Hills at $.20 per share, in cancellation of the February 2004 promissory note plus $1,500 of accrued interest. The registrant believes that issuance of the shares did not require registration under the Act pursuant to the exemption available under Section 4(2) of the Act. There was no underwriter or placement agent involved in the transaction.

         (f) In January 2004, the registrant borrowed $30,000 with interest at 10% per annum from Dr. William Chua, an unaffiliated lender which was repaid in August 2004. The lender received 75,000 shares of Common Stock and warrants to purchase 75,000 shares of Common Stock exercisable at $.20 per share for three years and an unaffiliated third party Paul Lo received 7,500 shares of Common Stock and Warrants to purchase 7,500 shares of Common Stock in consideration of his introduction of Dr. Chua to the Company.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits

Exhibit
Number      Description
-------     -----------
   3.1      Articles of Incorporation
   3.2      By-Laws
   4.1      Specimen common stock certificate
   4.2      Specimen Bridge Warrant certificate
   4.3      Specimen Warrant certificate from Private Placement
   4.4      Specimen Placement Agent Unit Purchase Option certificate from
            Private Placement
   4.5      Registration Rights Agreement included in form of Subscription
            Agreement.
   5.1      Opinion of Robinson & Cole LLP
  10.1      Placement Agent Agreement dated as of April 20, 2004, by and between
            NanoSensors, Inc. and Meyers Associates, L.P.
  10.2      License Agreement dated December 11, 2003 by and between
            NanoSensors, Inc. and Axiom Corp. and Matthew Zuckerman.
  10.3      Consulting Agreement dated December 9, 2003 by and between
            NanoSensors, Inc. and Axiom Corp.
  10.4      Consulting Agreement dated September 1, 2003 by and between
            NanoSensors, Inc. and Ted Wong.
  10.5      Lease dated February 12, 2004 between Koll/Intereal Bay Area, as
            Landlord, and NanoSensors, Inc. as Tenant.
  10.6      Promissory note dated February 9, 2003 in the principal amount of
            $40,000 from NanoSensors, Inc. to Austin E. Hills.
  10.7      Promissory note dated December 5, 2003 in the principal amount of
            $80,000 from NanoSensors, Inc. to Austin E. Hills.
  10.8      Promissory note dated January 21, 2004 in the principal amount of
            $30,000 from NanoSensors, Inc. to William Chua.
  21.1      List of Subsidiaries-none.
 *23.1      Consent of Robinson & Cole LLP
 *23.2      Consent of Madsen & Associates, CPA's Inc.

----------
* Filed with this amendment.

ITEM 28.  UNDERTAKINGS.

         The registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

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             (ii)     Reflect in the prospectus any facts or events which,
                      individually or together, represent a fundamental change in the information in the registration statement;
             (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a Director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

         (6) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Clara, State of California on January 10, 2005.


                              NANOSENSORS, INC.


                              By:  /s/ Ted Wong
                                 ---------------------------------------
                                 Ted Wong, President and Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


 Signature             Title                                      Date
 ---------             -----                                      ----
/s/ Ted Wong           President, Chief Executive            January 10, 2005
------------           Officer and sole Director
  Ted Wong             (Principal Executive and
                       Financial Officer)


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Exhibit Index

Exhibit
Number        Description
-------       -----------
 23.1         Consent of Robinson & Cole LLP
 23.2         Consent of Madsen & Associates, CPA's Inc.



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